Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 2, 2026, among

RED ROBIN INTERNATIONAL, INC.,

as Borrower,

RED ROBIN GOURMET BURGERS, INC.,

as Holdings,

THE LENDERS AND ISSUING BANKS PARTY HERETO

TEXAS CAPITAL BANK,

as Documentation Agent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent and

JPMORGAN CHASE BANK, N.A.,
and U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of First Lien/First Lien Intercreditor Agreement
Exhibit E	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit F	[Reserved]
Exhibit G	[Reserved]
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Closing Date Certificate
Exhibit J	Form of Intercompany Subordination Terms
Exhibit K	[Reserved]
Exhibit L	Form of Pledge and Security Agreement
Exhibit M	Form of Guarantee Agreement

Schedule 1.01(A)	Subsidiary Loan Parties
Schedule 1.01(B)	Material Real Property
Schedule 1.01(C)	Immaterial Subsidiaries
Schedule 1.01(D)(1)	Closing Date Refranchising Agreements
Schedule 1.01(D)(2)	Specified Refranchising Agreements
Schedule 1.01(F)	Specified L/C Sublimit
Schedule 1.05	Fiscal Quarters and Fiscal Years
Schedule 2.01	Commitments
Schedule 2.21	Existing Letters of Credit
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 3.27(a)	Chief Executive Offices
Schedule 3.27(b)	Collateral Locations
Schedule 5.13	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.05	Dispositions
Schedule 6.07	Transactions with Affiliates
Schedule 6.09	Restrictive Agreements
Schedule 9.01	Notice Information

v

CREDIT AGREEMENT, dated as of October 2, 2026 (this “Agreement”), among RED ROBIN INTERNATIONAL, INC., a Nevada corporation (the “Borrower”), RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, the ISSUING BANKS party hereto from time to time and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”) and Collateral Agent (as defined below) for the Secured Parties (as defined below).

WHEREAS, the Borrower has requested that the Lenders and the Issuing Banks extend credit as set forth herein; and WHEREAS, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties to this Agreement agree as follows:

Article I
DEFINITIONS

Section 1.01           Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent that provides for the Collateral Agent to have “control” (as defined in Section 9-104 of the Uniform Commercial Code or Section 8-106 of the Uniform Commercial Code).

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Fee Letter” shall mean that certain Fee Letter dated as of August 20, 2026, among the Borrower, Holdings and JPMCB.

“Agent Fees” shall have the meaning assigned to such term in Section 2.10(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as it may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans, as reasonably determined by the Administrative Agent in consultation with the Borrower, whether in the form of interest rate, margin, original issue discount, upfront fees, rate floors or otherwise; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans), and (ii) “All-in Yield” shall not include arrangement, commitment, underwriting, amendment, structuring or similar fees.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) Term SOFR for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, Term SOFR for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Term SOFR, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.12(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.26(a).

“Applicable Commitment Fee” shall mean, for any day with respect to any Revolving Facility Commitments relating to Revolving Facility Loans, a percentage per annum equal to (a) from the Closing Date until the third (3rd) Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 5.04(c) in respect of the first full fiscal quarter ending after the Closing Date, 0.45% per annum, and (b) thereafter, the applicable percentage per annum set forth below, as determined by reference to the Lease-Adjusted Leverage Ratio, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.04(c):

Applicable Commitment Fee
Lease-Adjusted Leverage Ratio	Applicable Commitment Fee
Greater than or equal to 5.50 to 1.00	0.50%
Less than 5.50 to 1.00 and greater than or equal to 5.00 to 1.00	0.45%
Less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00	0.40%
Less than 4.50 to 1.00	0.35%

For the purposes of the foregoing, changes in the Applicable Commitment Fee resulting from changes in the Lease-Adjusted Leverage Ratio shall become effective on the Adjustment Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the third (3rd) Business Day after the date on which such financial statements are delivered, the fee rate that is the highest fee rate shall apply as of the first Business Day after the date on which such financial statements were required to have been delivered but were not delivered.

In the event that any financial statement delivered pursuant to Sections 5.04 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Commitment Fee for any period than the Applicable Commitment Fee applied for that period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Commitment Fee shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders that hold the relevant Commitments at the time such payment is received, regardless of whether those Lenders held such Commitments during the relevant period) the accrued additional commitment fees owing as a result of such increased Applicable Commitment Fee for that period.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day (i) with respect to any Initial Term Loan, 3.25% per annum in the case of any SOFR Loan and 2.25% per annum in the case of any ABR Loan, (ii) with respect to any Initial Revolving Facility Loan, 3.25% per annum in the case of any SOFR Loan and 2.25% per annum in the case of any ABR Loan and (iii) with respect to any Other Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of the first full fiscal quarter of the Borrower ending after the Closing Date, the “Applicable Margin” with respect to the Initial Term Loans and the Initial Revolving Facility Loans will be determined pursuant to the Pricing Grid.

“Applicable Percentage” means, at any time, with respect to any Revolving Facility Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Facility Commitment at such time and the denominator of which is the aggregate Revolving Facility Commitments at such time (provided that, if the Revolving Facility Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Facility Credit Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.11(a).

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property other than to the Collateral Agent for the benefit of the Secured Parties) to any person of, any asset or assets of Holdings or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Assignor” shall have the meaning assigned to such term in Section 9.04(b).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period or the frequency of making payments of interest under this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from the definition of “Interest Period” pursuant to Section 2.12(e).

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country’ from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolutions of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and the Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Benchmark” shall mean initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then- current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the Daily Simple SOFR; or

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities in the United States at such time; and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a)            in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)            in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined, or if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been, determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership of the Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. §1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bona Fide Debt Fund” shall have the meaning assigned to such term in the definition of “Disqualified Lender.”

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Communications” shall mean, collectively, any Borrowing Request, request for a Swingline Loan, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein and distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall have the meaning assigned to such term in Section 2.03.

“Borrowing Minimum” shall mean, (a) in the case of ABR Loans, $1,000,000 and (b) in the case of SOFR Loans, $1,000,000.

“Borrowing Multiple” shall mean, (a) in the case of ABR Loans, $250,000 and (b) in the case of SOFR Loans, $250,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and in the form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) and delivered to the Borrower.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Term SOFR or any other dealings of such Loans referencing Term SOFR.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of Holdings or its Subsidiaries, or of a special purpose or other entity not consolidated with Holdings and its Subsidiaries, either existing on the Closing Date or created thereafter that (a) initially were not included on the consolidated balance sheet of Holdings and its Subsidiaries as capital lease obligations or finance lease obligations and were subsequently recharacterized as capital lease obligations or finance lease obligations or, in the case of such a special purpose or other entity becoming consolidated with Holdings and its Subsidiaries were required to be characterized as capital lease obligations or finance lease obligations upon such consolidation, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on the Closing Date and were required to be characterized as capital lease obligations or finance lease obligations but would not have been required to be treated as capital lease obligations or finance lease obligations on the Closing Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization or write-off of any financing fees, discounts or premiums paid by, or on behalf of, Holdings or any Subsidiary, including such fees paid in connection with the Transactions and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or upon entering into any amendment of this Agreement, any payments with respect to make whole premiums or other breakage costs of any indebtedness and all non-recurring interest expense consisting of liquidated damages.

“Cash Management Agreement” shall mean any agreement to provide to Holdings or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, purchasing and commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, foreign exchange facilities, merchant services and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

A “Change in Control” shall be deemed to occur if:

(a)            any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), in a single transaction or in a related series of transactions, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of either (x) 35% or more of the total voting power of all of the outstanding Voting Shares of Holdings or (y) 35% or more of the economics interests of all of the outstanding Equity Interests of Holdings;

(b)            a “Change in Control” (as defined in any indenture, credit agreement or other governing document in respect of any Indebtedness constituting Material Indebtedness) shall have occurred; or

(c)            Holdings shall fail to own directly 100% of the issued and outstanding Equity Interests of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law”, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of Section 2.13 generally on other borrowers of loans under United States of America term loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term Loans, Initial Revolving Facility Loans, Other Term Loans, Extended Term Loans, Extended Revolving Facility Loans or Swingline Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term Loans, Initial Revolving Facility Loans, Other Term Loans, Extended Term Loans, Extended Revolving Facility Loans or Swingline Loans. Other Term Loans, Extended Term Loans, Extended Revolving Facility Loans or Swingline Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans or the Initial Revolving Facility Loans, respectively, or from other Other Term Loan, other Extended Term Loans, other Extended Revolving Facility Loans or Swingline Loans, as applicable, shall each be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Closing Date” shall mean October 2, 2026.

“Closing Date Refinancing” shall mean the repayment in full (or the termination, discharge or defeasance in full) of all outstanding indebtedness under (including the release of all guarantees, liens, security interests, pledges, mortgages and other encumbrances with respect thereto, to the extent applicable) the Existing Debt Arrangements, together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto.

“Closing Date Refranchising Agreements” shall mean, collectively, those certain refranchising agreements set forth on Schedule 1.01(D)(1) of this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include any Mortgaged Properties and all other property that is subject to (or required or intended to be subject to) any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties, together with its successors and permitted assigns in such capacity.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 4.02, Sections 5.09(a), (c), (d), (g) and (h), Section 5.11, Section 5.13 and Schedule 5.13):

(a)            on the Closing Date, the Collateral Agent shall have received (i) from Holdings, the Borrower and each Loan Party, a counterpart of the Pledge and Security Agreement and each other Security Agreement (including each Intellectual Property Security Agreement), in each case duly executed and delivered on behalf of such person, and (ii) from each Guarantor, a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)            on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged pursuant to the Pledge and Security Agreement, and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests, and any notes or other instruments, in each case required to be delivered pursuant to the applicable Security Document, together with stock transfer powers, note powers or other instruments of transfer (if any) with respect thereto endorsed in blank (to the extent applicable);

(c)            in the case of any person that becomes (or that is required to become) a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received (x) (i) the Pledge and Security Agreement or supplements to the Pledge and Security Agreement and the Guarantee Agreement or supplements to the Guarantee Agreement and (ii) a supplement or counterpart to each other applicable Security Document in the form specified therefor, in each case duly executed and delivered on behalf of such Subsidiary Loan Party and (y) customary legal opinions (to the extent requested by the Administrative Agent), board resolutions, secretary’s certificates, officer’s certificates and other customary closing certificates and documentation all in form and substance reasonably satisfactory to the Administrative Agent;

(d)            after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date that are directly owned by a Loan Party and (y) subject to Section 5.09(g), all Equity Interests directly acquired by a Loan Party after the Closing Date, other than Excluded Securities, shall have been pledged as required pursuant to the applicable Security Document and the certificates representing such Equity Interests, together with stock transfer powers or other instruments of transfer (if any) with respect thereto endorsed in blank (to the extent applicable);

(e)            except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office, the United States Patent and Trademark Office and all other actions reasonably requested by the Administrative Agent (including those required by applicable Requirements of Law) or otherwise required pursuant to the Security Documents to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered for filing, registration or the recording prior to, concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)            within the time periods set forth in Section 5.09 with respect to each Mortgaged Property to be encumbered pursuant to said Section 5.09, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for registration, recording or filing in all registry, filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid enforceable first ranking Lien (subject to Permitted Liens) subject to no other Liens except Permitted Liens, at the time of recordation thereof, in favor of the Collateral Agent for the benefit of the Secured Parties (with all filing, documentary, stamp, intangible, and recording taxes and other fees in connection therewith having been paid), (ii) an opinion of counsel regarding the enforceability, due authorization, execution and delivery of such Mortgage and such other matters customarily covered in real estate counsel opinions as the Administrative Agent may reasonably request, in form and substance reasonably acceptable to the Administrative Agent, (iii) with respect to each such Mortgaged Property located in the United States of America, the Flood Documentation, (iv) copies of any recently completed environmental site assessment reports and (v) such other Mortgage Instruments as the Administrative Agent may reasonably request;

(g)            within the time periods set forth in Section 5.09 with respect to each Mortgaged Property to be encumbered pursuant to said Section 5.09, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of the Mortgage as a valid and enforceable first ranking Lien (subject to Permitted Liens) on such Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (each, a “Mortgage Policy”) and (ii) a survey (including all improvements, easements and other customary matters thereon reasonably required by the Administrative Agent), as applicable, for which all necessary fees (where applicable) have been paid, which is (A) in respect of Mortgaged Property in the United States only, complying in all material respects with the minimum detail requirements of the National Society of Professional Surveyors or other similar applicable person as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such title insurance company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the customary survey related endorsements; or (in the case of each of subclauses (A) and (B)) otherwise reasonably acceptable to the Administrative Agent;

(h)            subject to Section 5.13, the Collateral Agent shall have received evidence of the insurance required on the Closing Date by the terms of Section 5.02, together with customary endorsements naming the Collateral Agent as additional insured or lender’s loss payee, as applicable, and, to the extent available from the relevant insurance carrier after submission of a request by the applicable Loan Party therefor, providing for at least thirty (30) days’ (or ten (10) days’ for non-payment of premium) prior written notice to the Collateral Agent of any modification or cancellation of such insurance policy, in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

(i)            after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.09, Section 5.11, Section 5.13 or Schedule 5.13 or any Security Document and (ii) upon reasonable request by any Agent, evidence of compliance with any other requirements of Section 5.09, Section 5.11, Section 5.13 or Schedule 5.13.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.10(c).

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitor” shall mean, with respect to any person, any other person that is an operating company directly and primarily engaged in substantially similar business operations as such person.

“Compliance Certificate” shall mean a certificate from a Financial Officer of the Borrower substantially in the form of Exhibit C or such other form that the Administrative Agent approves in its sole discretion.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.13, 2.14, 2.15 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made following the occurrence of an Event of Default with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Benchmark Replacement and/or any SOFR Loan, any technical, administrative or operational changes (including changes to the definitions of “Alternate Base Rate,” “Business Day,” “U.S. Government Securities Business Day” and “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit its administration in a manner substantially consistent with market practice or, if the Administrative Agent determines that no market practice exists or is administratively feasible, in such other manner as the Administrative Agent reasonably determines is necessary.

“Consolidated Cash Flow” shall mean, for any period, an amount equal to (i) Consolidated EBITDAR for such period, minus (ii) Maintenance Capital Expenditures for such period, minus (iii) all Restricted Payments of the type described in clause (a) of the definition thereof made in cash during such period.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness of the type described in clauses (a), (b), (d) (in respect of earnout obligations that are due and payable), (e), (g) (in respect of funded amounts that are not reimbursed), (h) (in respect of funded amounts that are not reimbursed) and (i) (in respect of Indebtedness of the type described in clauses (a), (b), (d) (in respect of earnout obligations that are due and payable), (e), (g), (h) and (j) only) and (j) of the definition thereof of Holdings and the Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.

“Consolidated Debt Service” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal payments of Indebtedness for such period (determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period).

“Consolidated EBITDA” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xv) (but not subclause (xvi) of this clause (a)) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which Consolidated EBITDA is being determined):

(i)            provision for Taxes based on income, profits or capital of Holdings and its Subsidiaries for such period, including, without limitation, state, provincial, territorial, federal, franchise and similar Taxes and foreign withholding Taxes (including penalties and interest related to taxes or arising from tax examinations), including any distributions pursuant to Section 6.06(b) in respect thereof, net refunds of such Taxes,

(ii)            Fixed Charges of Holdings and its Subsidiaries for such period (and, to the extent not included in Fixed Charges, costs of surety bonds) in connection with financing activities,

(iii)          depreciation and amortization expenses of Holdings and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, and original issue discount, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv)          [reserved],

(v)            any other non-cash charges; provided that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi)          [reserved],

(vii)         [reserved],

(viii)        [reserved],

(ix)          any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any subscription or shareholder agreement (including, without limitation, phantom equity awards which may be settled in cash or equity), in each case, to the extent that (A) such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) or the Equity Interests of any Parent Entity that have been contributed to the Borrower and (B) such cash proceeds are Not Otherwise Applied,

(x)            expenses or charges related to any offering of Equity Interests or debt securities of the Borrower or Holdings, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, to the extent permitted hereunder and whether or not successful), and any fees, expenses or charges related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date); provided, that, solely with respect to any of foregoing transactions that are not consummated, the amounts added back pursuant to this clause (a)(x) in any period of four consecutive fiscal quarters shall not exceed an aggregate amount equal to the greater of (x) $5,000,000 and (y) 10.00% of Consolidated EBITDA for such period, calculated prior to giving effect to this clause (a)(x) for such period of four consecutive fiscal quarters;

(xi)            Pre-Opening Expenses associated with the development of new restaurants in an amount not to exceed $250,000 per restaurant,

(xii)          [reserved],

(xiii)          with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in subclauses (i) and (ii) above relating to such joint venture corresponding to Holdings’ and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary),

(xiv)        business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, branch, restaurant, office or business unit closures or consolidations, retention, severance, relocation, systems establishments, contract terminations and future lease commitments) and all other costs and expenses associated with closed restaurant locations; provided that such amounts added back pursuant to this clause (a)(xiv), together with the adjustments made in respect of clauses (xv) and (xvi) of this definition and clause (ii) of the definition of “Pro Forma Basis,” in any period of four consecutive fiscal quarters shall not exceed an aggregate amount equal to 25% of Consolidated EBITDA for such period, calculated prior to giving effect to this clause (a)(xiv), clause (a)(xv), clause (a)(xvi) and such adjustments pursuant to clause (ii) of the definition of “Pro Forma Basis”, for such period of four consecutive fiscal quarters;

(xv)         any unusual, one-time or nonrecurring losses, expense or charge, any unusual litigation, legal or advisory costs or settlements, any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and postretirement employee benefit plans, excess pension charges, acquisition integration costs, recruiting costs, signing, retention or completion bonuses; provided that such amounts added back pursuant to this clause (a)(xv), together with the adjustments made in respect of clauses (a)(xiv) and (xvi) of this definition and clause (ii) of the definition of “Pro Forma Basis,” in any period of four consecutive fiscal quarters shall not exceed an aggregate amount equal to 25% of Consolidated EBITDA for such period, calculated prior to giving effect to this clause (a)(xv), clause (a)(xiv), clause (a)(xvi) and such adjustments pursuant to clause (ii) of the definition of “Pro Forma Basis”, for such period of four consecutive fiscal quarters; and

(xvi)            the full pro forma “run rate” cost savings, operating expense reductions, operating improvements and cost synergies (net of actual amounts realized) that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower, as certified by a chief financial officer, treasurer or equivalent officer of such person) within twelve (12) months following the consummation or initiation of the applicable permitted acquisitions, Investments, Dispositions, operating improvements, restructurings, cost saving initiatives and other similar initiatives and/or specified transactions, in each case, to the extent permitted hereunder and determined on a “Pro Forma Basis”; provided that such amounts added back pursuant to this clause (a)(xvi), together with the adjustments made in respect of clauses (a)(xiv) and (xv) of this definition and clause (ii) of the definition of “Pro Forma Basis,” in any period of four consecutive fiscal quarters shall not exceed an aggregate amount equal to 25% of Consolidated EBITDA for such period, calculated prior to giving effect to this clause (a)(xvi), clause (a)(xiv), (a)(xv) and such adjustments pursuant to clause (ii) of the definition of “Pro Forma Basis”, for such period of four consecutive fiscal quarters;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined), (i) non-cash items increasing Consolidated Net Income of Holdings and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period) and (ii) any unusual, one-time or nonrecurring gains or income.

Notwithstanding the foregoing, Consolidated EBITDA shall be deemed to equal (a) $13,110,404 for the fiscal quarter ended July 12, 2026, (b) $19,323,978 for the fiscal quarter ended April 19, 2026, (c) $8,651,466 for the fiscal quarter ended December 28, 2025, and (d) $4,900,917 for the fiscal quarter ended October 5, 2025 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any pro forma adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDA for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to this definition.

“Consolidated EBITDAR” shall mean, for any period, the sum of (i) Consolidated EBITDA of Holdings and its Subsidiaries for such period plus (ii) Consolidated Rental Expense paid or payable in cash for such period.

Notwithstanding the foregoing, Consolidated EBITDAR shall be deemed to equal (a) $27,072,404 for the fiscal quarter ended July 12, 2026, (b) $38,072,978 for the fiscal quarter ended April 19, 2026, (c) $18,110,466 for the fiscal quarter ended December 28, 2025, and (d) $19,407,917 for the fiscal quarter ended October 5, 2025 (it being understood that such amounts are subject to adjustments, as and to the extent otherwise contemplated in this Agreement, in connection with any pro forma adjustment or any calculation on a Pro Forma Basis); provided that such amounts of Consolidated EBITDAR for any such fiscal quarter shall be adjusted to include, without duplication, any cost savings that would otherwise be included pursuant to this definition.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided that, without duplication,

(i)            [reserved],

(ii)            any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets or assets held for sale and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(iii)           any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv)          any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(v)            (A) the Net Income for such period of any person that is not a Subsidiary of such person, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a Subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a Subsidiary thereof from any person that is not a Subsidiary in excess of, but without duplication of, the amounts included in subclause (A),

(vi)          the cumulative effect of a change in accounting principles during such period shall be excluded,

(vii)         non-cash charges or expenses due to purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (A) deferred rent, (B) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers, (C) any deferrals of revenue or reductions in deferred revenue and their effects in subsequent periods and (D) the carrying value of inventory, liabilities, investments or work in progress) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii)        any non-cash impairment charges or asset write-offs or write-downs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(ix)           any (a) non-cash compensation charge, (b) non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of shares, stock appreciation or similar rights, stock options, restricted shares, preferred shares or other rights or (c) non-cash actuarial gains and losses related to pension or benefit programs shall, in each case, be excluded,

(x)            [reserved],

(xi)            non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretation shall be excluded,

(xii)          any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xiii)         any gain, loss, income, expense or charge resulting from any change in inventory accounting method shall be excluded,

(xiv)        [reserved],

(xv)          any currency translation or transaction gains and losses related to currency remeasurements, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(xvi)        any deductions attributable to minority interests in persons that are not Subsidiaries shall be excluded,

(xvii)        [reserved],

(xviii)       (A) to the extent covered by insurance and actually reimbursed in cash, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed in cash by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed in cash within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received in cash from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period) but only to the extent that such amounts (x) have not been denied by the applicable insurance carrier and (y) are in fact received in cash within 365 days following the date of such event or business interruption (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days),

(xix)          any non-cash charges or non-cash interest expense related to convertible instruments and equity derivatives under the applicable standard under GAAP shall be excluded,

(xx)          any gains, losses, income, expenses or charges resulting from the settlement, unwinding or early termination of hedging, option, warrant or other derivative transactions (including, without limitation, with respect to Hedging Agreements or offerings of convertible instruments and related derivatives) shall be excluded, and

(xxi)          any gains, losses, income, expenses or charges related to any deferred financing costs and original issue discounts amortized or written off, any premiums and prepayment penalties, breakage costs, other related fees, expenses or reserves paid or recorded in connection with any financing, refinancing, retirement, repayment, prepayment, assumption, forgiveness or other retirement of Indebtedness, including the expensing of bridge, commitment and other financing costs, and any fees, expenses, charges or change in control payments related to such transactions shall be excluded.

“Consolidated Rental Expense” shall mean, for any period, an amount equal to the aggregate amount of fixed and contingent property rent under operating (non-capital or finance) leases of real and personal property that is paid or payable by Holdings and its Subsidiaries (excluding (i) any charges for common area maintenance, rental taxes and personal property taxes and (ii) dark site costs or expenses scheduled to be closed which are identified to the Administrative Agent in writing prior to the Closing Date) for such period and determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of Holdings and the consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, as reflected in the consolidated balance sheet of Holdings as of the last day of the most recently ended Test Period.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.21(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Triggering Event” shall occur at any time that an Event of Default shall have occurred and be continuing. Once occurred, a Control Triggering Event shall be deemed to be continuing until no Event of Default shall be continuing pursuant to a waiver or cure made in accordance with this Agreement.

“Controlled Account” shall mean any bank account of any Loan Party that is located in the United States of America and that is required to be subject to an Account Control Agreement pursuant to Section 5.11(a).

“Copyrights” shall mean all copyright rights in any works protectable under copyright laws of any jurisdiction worldwide and all copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current liabilities at such date of determination, other than (a) Revolving Facility Loans and Letters of Credit, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and any permitted acquisitions or investments, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to Consolidated EBITDA included in clause (a)(v) of the definition of such term.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website. Notwithstanding the foregoing, if Daily Simple SOFR as so determined shall be less than the Floor, Daily Simple SOFR shall be deemed to be the Floor for all purposes hereunder.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. § 252.81, 12 C.F.R. § 47.2 or 12 C.F.R. § 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.20, any Lender that (a) has failed to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) become insolvent or (iv) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Delaware Divided LLC” shall mean any limited liability company which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other Requirement of Law.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by Holdings or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent disposition of such Designated Non- Cash Consideration.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sublease, license, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to dispose of any property, business or asset to a Delaware Divided LLC pursuant to a Delaware LLC Division). The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Lender” shall mean collectively, (i) Competitors of Holdings or any of its Subsidiaries specified by name to the Administrative Agent by the Borrower in writing from time to time, (ii) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Administrative Agent by the Borrower in writing on or prior to the Closing Date, and (iii) in each case of clauses (i) and (ii) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s Affiliates that are readily identifiable solely by the similarity of its name to the Primary Disqualified Lenders, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, and does not possess the power to, directly or indirectly, direct or cause the direction of the investment policies of such entity (each, a “Bona Fide Debt Fund”); provided that (A) the Borrower, upon reasonable notice to the Administrative Agent, shall be permitted to supplement in writing (including by e- mail or other electronic transmission) the list of persons that are Disqualified Lenders to the extent such supplemented person is or becomes a Competitor or an Affiliate of a Competitor of Holdings or any of its Subsidiaries (other than a Bona Fide Debt Fund); provided that any such supplement shall become effective three (3) Business Days after delivery thereof to the Administrative Agent in accordance with Section 9.01, (B) notwithstanding anything herein to the contrary, in no event shall an update or supplement to the list of Disqualified Lenders apply retroactively to (I) any pending assignment or participation to any pending Lender or pending Participant or (II) disqualify any parties that have previously acquired Commitments, Loans or participations, but upon the effectiveness of such supplement (which shall occur one Business Day following receipt by the Administrative Agent of such supplement) any such entity may not acquire any additional Commitments, Loans or participations and (C) no person that is a Lender as of the Closing Date, nor its Affiliates, shall be Disqualified Lenders.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentation Agent” shall mean Texas Capital Bank, in its capacity as co-documentation agent for the credit facilities evidenced by this Agreement.

“Dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean a Subsidiary organized under the laws of the United States.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agents or an Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Employee Benefit Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed to by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, or with respect to which such entities could reasonably be expected to have any liability.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, treatment, storage, disposal, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, units, interests, rights to purchase or otherwise acquire, warrants, options, participations, or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred shares, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Borrower, Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the complete or partial withdrawal of the Borrower, Holdings, a Subsidiary or any ERISA Affiliate from any Plan or Multiemployer Plan, if there is any potential liability therefor; (h) the receipt by the Borrower, Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, Holdings, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (j) the withdrawal of any of the Borrower, Holdings, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the imposition of liability on the Borrower, Holdings, a Subsidiary or any of their respective ERISA Affiliates pursuant to Section 4069 of ERISA or by reason of the application of Section 4212(c); (1) the occurrence of an act or omission which could give rise to the imposition on the Borrower, Holdings or a Subsidiary or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1) or Section 4071 of ERIS A in respect of any Employee Benefit Plan; or (m) the imposition of a lien under Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount, not less than zero in the aggregate, equal to Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication, (A):

(a)            Consolidated Debt Service for such Excess Cash Flow Period,

(b)            the amount of any voluntary payment or repurchase permitted hereunder of Indebtedness that is pari passu in right of payment and security with the Loans that is not revolving Indebtedness during such Excess Cash Flow Period (other than any voluntary payment or repurchase of the Term Loans, which shall be the subject of Section 2.09(c)(ii)(A)) and the amount of any voluntary payments or repurchases of revolving Indebtedness that is pari passu in right of payment and security with the Loans to the extent accompanied by permanent reductions of any revolving facility commitments or borrowing base during such Excess Cash Flow Period (other than any voluntary payments or repurchases of the Revolving Facility Commitment, which shall be the subject of Section 2.09(c)(ii)(B)), in each case, so long as the amount of such payment or repurchase is not already reflected in Consolidated Debt Service,

(c)            (i) Capital Expenditures by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments and intercompany Investments in Holdings or any of its Subsidiaries) and payments in respect of restructuring activities permitted hereunder (other than payments to Holdings or any of its Subsidiaries),

(d)            [reserved],

(e)           Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period and the amount of any distributions made pursuant to Section 6.06(b)(iii) during such Excess Cash Flow Period,

(f)            an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period and, at the Borrower’s option, any anticipated increase, estimated by the Borrower in good faith, for the following Excess Cash Flow Period,

(g)            cash expenditures made in respect of Hedging Agreements entered into in the ordinary course of business for non-speculative purposes during such Excess Cash Flow Period, to the extent not reflected in the computation of Consolidated EBITDA or Interest Expense,

(h)            [reserved],

(i)            amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining Consolidated EBITDA of Holdings and its Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,

(j)            to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k)            the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented a cash payment (other than in respect of Transaction Expenses) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period, or an accrual for a cash payment, by Holdings and its Subsidiaries or (ii) such items did not represent cash received by Holdings and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, and

(l)            the amount of (A) any deductions attributable to non-controlling or minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of any person referred to in clause (v) of the definition of “Consolidated Net Income” added to Consolidated Net Income in calculating EBITDA, plus, without duplication, (B):

(a)            an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of Holdings and its Subsidiaries for such Excess Cash Flow Period,

(b)            all amounts referred to in clauses (A)(c) and (A)(b) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) or any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of, any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c)            [reserved],

(d)            cash payments received in respect of Hedging Agreements entered into in the ordinary course of business for non-speculative purposes during such Excess Cash Flow Period to the extent not reflected in the computation of Consolidated EBITDA or Interest Expense,

(e)            any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.09(b)), and

(f)            the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (i) such items represented cash received by Holdings or any Subsidiary or (ii) such items do not represent cash paid by Holdings or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of Holdings, commencing with the fiscal year of Holdings ending on December 26, 2027.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Account” shall mean (i) any account used exclusively for funding payroll or segregating payroll taxes or funding other employee wage or benefit for the then current payroll period, (ii) zero balance accounts the balance of which is swept each Business Day to a Deposit Account subject to an Account Control Agreement, (iii) trust, fiduciary or other escrow accounts established for the exclusive benefit of third parties in the ordinary course of business or in connection with Permitted Business Acquisitions and other Investments permitted pursuant to Section 6.04 or Dispositions permitted hereunder, (iv) any account which is used exclusively as a cash collateral account subject to Liens permitted by Section 6.02(p), (v) any account that is not located in the United States or (vi) other accounts that do not have a cash or Permitted Investments balance at any time exceeding $500,000 in the aggregate for all such accounts.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.09(g).

“Excluded Securities” shall mean any of the following:

(a)            any Equity Interests or Indebtedness with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are excessive in relation to the value to be afforded thereby;

(b)            any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code, or other applicable Requirements of Law;

(c)            any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) binding on such Equity Interests to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (other than, in this subclause (A), to the extent such prohibition is rendered ineffective after giving effect to customary non-assignment provisions which are ineffective under the Uniform Commercial Code, or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party (other than to the extent such prohibition is rendered ineffective after giving effect to customary non-assignment provisions which are ineffective under the Uniform Commercial Code, or other applicable Requirements of Law); provided that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate Holdings or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than to the extent such consent is rendered ineffective after giving effect to customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, or other applicable Requirement of Law);

(d)            any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would reasonably be expected to result in material adverse tax consequences to Holdings or any Subsidiary as determined in good faith by the Borrower, and disclosed in writing to the Administrative Agent accompanied by a reasonably detailed explanation of such determination; and

(e)            any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”):

(a)            each Immaterial Subsidiary;

(b)            each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary);

(c)            each Subsidiary that is prohibited from Guaranteeing the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee the Obligations (unless such consent, approval, license or authorization has been received);

(d)            each Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing the Obligations existing at the time such Subsidiary becomes a Subsidiary’ not in violation of Section 6.09(c) and is not entered into in contemplation thereof (and for so long as such restriction or any replacement or renewal thereof permitted under Section 6.09(c) is in effect);

(e)            any other Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of the Obligations are excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee would reasonably be expected to result in material adverse tax consequences to Holdings or any Subsidiary as determined in good faith by the Borrower, and disclosed in writing to the Administrative Agent together with a reasonably detailed explanation of such determination;

(f)            [reserved];

(g)            any Subsidiary that is not organized or incorporated under the laws of the United States; and

(h)            each Liquor License Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an eligible contract participant at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and franchise (and similar) Taxes imposed on or with respect to it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in the Loan or Commitment or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to the failure by a Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to comply with Section 2.15(d), and (iv) any withholding on account of Taxes imposed under FATCA.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Debt Arrangements” shall mean that certain Credit Agreement, dated as of March 4, 2022, among Holdings, the Borrower, the Subsidiaries from time to time party thereto as guarantors, the lenders from time to time party thereto, the issuing banks from time to time party thereto, Fortress Credit Corp., as administrative agent and collateral agent and the other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Letter of Credit” shall mean each letter of credit identified on Schedule 2.21 as outstanding on the Closing Date and deemed issued under this Agreement pursuant to Section 2.21(n).

“Expansion Capital Expenditures” shall mean, for any period, all capital expenditures of Holdings and its Subsidiaries on a consolidated basis for such period (as determined in accordance with GAAP) relating to (i) the construction of new stores and/or distribution centers to be operated by Holdings or any of its Subsidiaries, (ii) the Store Rebranding and Outfitting Program and (iii) information technology and software update projects. The term “Expansion Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of Net Proceeds received by Holdings and its Subsidiaries to the extent that such reinvestment is permitted under this Agreement.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.19(e).

“Extended Revolving Facility Loan” shall have the meaning assigned to such term in Section 2.19(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.19(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.19(e).

“Extension” shall have the meaning assigned to such term in Section 2.19(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are two Facilities (i.e., the Initial Term Facility and the Revolving Facility Commitments established on the Closing Date and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471 (b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, but in no event less than zero.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees, the Agent Fees and the Initial Lender Fees.

“Financial Covenants” shall mean the financial covenants of the Borrower set forth in Section 6.11(a) and Section 6.11(b).

“Financial Officer” of any person shall mean the director, manager, Chief Financial Officer or an equivalent financial officer, principal accounting officer. Treasurer, Assistant Treasurer or Controller of such person.

“First Lien/First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit D hereto, or such other customary form reasonably acceptable to the Required Lenders and the Borrower, in each case, as such document may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time in accordance with the terms thereof.

“First Lien/Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit E hereto, or such other customary form reasonably acceptable to the Required Lenders and the Borrower, in each case, as such document may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time in accordance with the terms thereof.

“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.

“Fixed Charges” shall mean, with respect to Holdings and its Subsidiaries for any period, Interest Expense (excluding items eliminated in consolidation) of Holdings and its Subsidiaries for such period.

“Flood Documentation” shall mean, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency- Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) evidence of flood insurance as required by Section 5.02(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Insurance Requirements” shall mean, collectively, means the Collateral Agent has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Collateral Agent are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to the Collateral Agent and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” shall mean, collectively, Flood Insurance Laws and all other applicable federal, state and local laws, rules, regulations, orders and guidance relating to flood insurance, flood hazard determinations or the protection of collateral against flood risks.

“Floor” shall mean a rate of interest equal to 0.00%.

“Food Safety Requirements” shall mean any law or regulation of any Governmental Authority having jurisdiction over Holdings or any of its Subsidiaries that is related to the handling, preparation, labeling, transportation and storage of food products.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Franchise Agreement” shall mean each franchise agreement related to a restaurant brand owned by Holdings or any Subsidiary thereof pursuant to which Holdings or any Subsidiary thereof franchises one or more restaurant brands.

“Franchise Disclosure Documents” shall mean, collectively, all of the uniform franchise offering circulars and franchise disclosure documents used by (and, to the extent required, filed by) Holdings or any Subsidiary to comply with any applicable law, rule, regulation or order of any Governmental Authority.

“Franchise Laws” shall mean all applicable laws, rules, regulations, orders, binding guidance or other requirements of the United States Federal Trade Commission or any other Governmental Authority relating to the relationship between franchisor and franchisee or to the offer, sale, termination, non-renewal or transfer of a franchise.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any U.S. or foreign federal, state, provincial, territorial, municipal, local or other governmental or regulatory authority, agency, instrumentality or body, court, arbitrator or self-regulatory organization.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit M, and as it may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time, between each Guarantor and the Administrative Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean Holdings and each Subsidiary Loan Party.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Hedging Agreement.

“Historical Financial Statements” shall have the meaning assigned to such term in Section 3.05.

“Immaterial Subsidiary” shall mean, as of any date of determination, any Subsidiary (other than the Borrower) that (a) (i) did not, as of the last day of the most recently ended Test Period, have assets with a value in excess of 2.50% of the Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis as of such date and (ii) did not, for the most recently ended Test Period, have revenues representing in excess of 2.50% of total revenues of Holdings and its Subsidiaries on a consolidated basis for such Test Period, and (b) taken together with all Immaterial Subsidiaries as of such date, (i) did not, as of the last day of the most recently ended Test Period, have assets with a value in excess of 5.00% of Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis as of such date and (ii) did not, for the most recently ended Test Period, have revenues representing in excess of 5.00% of total revenues of Holdings and its Subsidiaries on a consolidated basis for such Test Period. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01(C), and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine in accordance with the foregoing).

“Incremental Amount” shall mean (a) $20,000,000 less (b) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.19.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Facilities Notice” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Facilities Offer” shall have the meaning assigned to such term in Section 2.19(a).

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Facility Loan.

“Incremental Revolving Borrowing” shall mean a Borrowing comprised of Incremental Revolving Facility Loans.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Revolving Facility Loans to the Borrower, which shall constitute an increase to the outstanding Revolving Facility Commitments and not the creation of a separate tranche of Revolving Facility Commitments.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Facility Loan.

“Incremental Revolving Facility Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Facility Loans.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.19, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.08(a)(ii).

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b) consisting of additional Initial Term Loans, (ii) to the extent permitted by Section 2.19 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans) and (iii) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clauses (a), (b), (e), (g), (h), (i) (in respect of clauses (a), (b), (e), (g), (h) and (k) of this definition), (j) and (k) of this definition) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services, including earnouts (other than trade payables accrued in the ordinary course of business and that are not outstanding for a period of more than 180 days), (e) all Capitalized Lease Obligations and Synthetic Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) all non-contingent obligations of such person in respect of letters of credit, (h) all non-contingent obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (k) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited in the case of Indebtedness that is recourse solely to the property secured thereby to the lower of (i) the fair market value of such property (as determined by the Borrower in good faith) and (ii) the amount of the Indebtedness secured; provided that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities solely among Loan Parties arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) [reserved], (E) obligations in respect of Third Party Funds not to exceed the amount of cash held by Holdings or any Subsidiary in segregated accounts in respect of such Third Party Funds, (F) in the case of Holdings and its Subsidiaries, (I) all intercompany Indebtedness solely among Loan Parties having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities (other than liabilities constituting debt for borrowed money or any other loans or advances) in the ordinary course of business to facilitate the cash management, tax and accounting operations of Holdings and its Subsidiaries or (G) any Equity Interests (other than of the type described in clause (j) of this definition). The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean (a) all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and (b) to the extent not otherwise included within (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Lender Fees” shall mean the fees payable to the Lenders on the Closing Date pursuant to the Agent Fee Letter.

“Initial Revolving Facility Lender” shall mean each Lender that holds a Revolving Facility Commitment on the Closing Date.

“Initial Revolving Facility Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (i) of this definition.

“Initial Term Borrowing” shall mean any Borrowing comprised of Initial Term Loans.

“Initial Term Facility” shall mean the Initial Term Loan Commitments and the Initial Term Loans made hereunder.

“Initial Term Facility Maturity Date” shall mean October 2, 2031.

“Initial Term Lender” shall mean each Lender that holds an Initial Term Loan.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Term Loans hereunder. The amount of each Lender’s Initial Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $90,000,000.

“Initial Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.08(a)(i).

“Initial Term Loans” shall mean (a) the initial term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a) and (b) any Incremental Term Loans in the form of Initial Term Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(b).

“Intellectual Property” shall mean any rights in intellectual property protectable under the intellectual property laws of any jurisdiction worldwide, including all Copyrights, all Patents and all Trademarks, together with (a) all inventions, proprietary know-how and trade secrets (including, to the extent proprietary, processes, production and manufacturing methods, software, information, customer lists, identification of suppliers, data, plans, blueprints, specifications, formulations, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs) and (b) all causes of action, claims and warranties in respect of any of the items listed above and any proceeds relating to any of the foregoing, including the right to sue for past, present and future infringement, misappropriation or other violation thereof.

“Intellectual Property Security Agreements” shall mean a short-form notice of grant of security interest in Patents with respect to Patents issued or applied for in the United States of America, a short-form notice of grant of security interest in Copyrights with respect to Copyrights registered in the United States of America and exclusive licenses to U.S. registered Copyrights or a short-form notice of grant of security interest in Trademarks with respect to Trademarks registered or applied for in the United States of America, in each case, in form and substance reasonably satisfactory to the Borrower and the Collateral Agent or as may be reasonably necessary under the laws of the United States of America to perfect or protect the Collateral Agent’s security interest for the benefit of the Secured Parties, in each case for filing or recording in the United States Patent and Trademark Office or the United States Copyright Office, memorializing and recording the encumbrance of such Patents, Copyrights or Trademarks, as applicable.

“Intercreditor Agreement” shall any Permitted Pari Passu Intercreditor Agreement, any Permitted Junior Intercreditor Agreement or, with the consent of the Required Lenders, any other intercreditor agreement with the Collateral Agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is reasonably acceptable to the Required Lenders and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.05 and in the form approved by the Administrative Agent and delivered to the Borrower.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense, but excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under GAAP and (b) capitalized interest of such person. For purposes of the foregoing, (i) gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Holdings and its Subsidiaries with respect to Hedging Agreements, (ii) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (iii) any non-cash interest expense related to convertible instruments and equity derivatives under the applicable standard under GAAP shall be excluded from “Interest Expense”.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each calendar quarter and the applicable Maturity Date, (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period and the applicable Maturity Date and (c) with respect to any Swingline Loan, the day such Loan is required to be repaid and the Revolving Facility Maturity Date.

“Interest Period” means with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no tenor that has been removed from this definition pursuant to Section 2.12(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of any Borrowing other than a Swingline Loan, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Invest” shall have a correlative meaning.

“Issuing Bank” shall mean JPMCB (or any of its designated branch offices or affiliates) and each other Issuing Bank designated pursuant to Section 2.21(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.10(d).

“Joint Bookrunners” shall mean JPMorgan Chase Bank, N.A. and U.S. Bank National Association.

“Joint Lead Arrangers” shall mean JPMorgan Chase Bank, N.A. and U.S. Bank National Association.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean (i) any Indebtedness (other than intercompany Indebtedness solely among Loan Parties) that is subordinated in right of payment to the Obligations and (ii) any Indebtedness for borrowed money or evidenced by bonds, debentures, notes or similar instruments (other than intercompany Indebtedness solely among Loan Parties) incurred by a Loan Party that, in each case of this clause (ii) is either unsecured or secured only by Permitted Liens that are junior in priority to the Liens securing the Obligations.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Facility pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.10(d).

“Latest Maturity Date” shall mean, at any date of determination, the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“Lease-Adjusted Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (A) Consolidated Cash Flow for such Test Period to (B) the sum of (i) Consolidated Debt Service for such Test Period, plus (ii) Consolidated Rental Expense paid or payable in cash for such Test Period, plus (iii) cash payments for all income taxes paid by Holdings and its Subsidiaries during such Test Period (other than income taxes associated with prior gains or losses related to the transactions contemplated by the Closing Date Refranchising Agreements), all calculated for Holdings and its Subsidiaries in accordance with GAAP (other than clause (B)(ii)).

“Lease-Adjusted Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of Holdings and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date, plus (ii) the product of Consolidated Rental Expense for such Test Period paid or payable in cash multiplied by eight (8), to (B) Consolidated EBITDAR for such Test Period, all calculated for Holdings and its Subsidiaries in accordance with GAAP (other than clause (A)(ii)).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.19 from time to time. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Lender Call” shall have the meaning assigned to such term in Section 5.12.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.21.

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.21.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an aggregate amount not to exceed $25,000,000 or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Banks may agree.

“Lien” shall mean, with respect to any asset, (a) any mortgage, charge, hypothec, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Liquor License Subsidiary” shall mean, collectively, Red Robin of Anne Arundel, Inc., Red Robin of Baltimore County, Inc., Red Robin of Montgomery County, Inc., Red Robin of Howard County, Inc., Red Robin of Charles County, Inc., Red Robin West Walnut Club, Inc., Red Robin of St. Mary’s County, Inc., Red Robin of Frederick County’, LLC, Red Robin of Harford County, Inc., and any other current or future special purpose Subsidiary of Holdings whose primary asset is, and sole purpose is holding, liquor licenses and other operations incidental thereto.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv) each Incremental Assumption Agreement, (v) any Note issued under Section 2.07(e), (vi) any fee letter, (vii) any other letter delivered to the Administrative Agent pursuant to this Agreement for the benefit of the Lenders, (viii) all agreements entered into with respect to the Letters of Credit and (ix) any Intercreditor Agreement.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Maintenance Capital Expenditures” shall mean, for any period, all capital expenditures of Holdings and its Subsidiaries for such period on a consolidated basis (as determined in accordance with GAAP) other than Expansion Capital Expenditures. The term “Maintenance Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of Net Proceeds received by Holdings and its Subsidiaries to the extent that such reinvestment is permitted under this Agreement.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) material adverse effect on the ability of the Loan Parties (taken as a whole) to fully and timely perform any of their payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party, (c) a material adverse effect on the Collateral (taken as a whole), or the Collateral Agent’s Liens (on behalf of itself and the other Secured Parties) on the Collateral (taken as a whole) or the priority of such Liens, or (d) a material adverse effect on the validity or enforceability of any of the Loan Documents or the rights and remedies of the Agents and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Holdings or any Subsidiary in an aggregate principal amount exceeding $10,000,000.

“Material Real Property” shall mean any parcel or parcels of Real Property located in the United States now or hereafter owned in fee by Holdings, the Borrower or any Subsidiary Loan Party and having an estimated fair market value of at least $2,500,000 (on a per-property basis) as of (x) the Closing Date, for Real Property owned as of such date or (y) the date of acquisition, for Real Property acquired after the Closing Date, provided, that to the extent the aggregate value of all parcels of Real Property that do not constitute “Material Real Property” pursuant to the foregoing provision exceed $10,000,000, the Borrower shall, by written notice to the Administrative Agent, designate at its sole discretion one or more parcels of Real Property located in the United States as Material Real Property so that the aggregate value of Real Property not constituting “Material Real Property” is less than $10,000,000; provided, further, that “Material Real Property” shall not include any Real Property in respect of which Holdings, the Borrower or a Subsidiary Loan Party does not own the land in fee simple.

“Material Subsidiary” shall mean, as of any date of determination, any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Maturity Date” means the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.

“MFN Protection” shall have the meaning assigned to such term in Section 2.19(b)(vii).

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgage” shall mean a mortgage, charges, trust deed, deed of trust, deed to secure debt, assignment of leases and rents, hypothecs or other local equivalent, and other security documents delivered with respect to a Mortgaged Property, each in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, in each case, as they may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, ALTA surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgage Policy” shall have the meaning assigned to such term in the definition of the “Collateral and Guarantee Requirement.”

“Mortgaged Properties” shall mean each Material Real Property encumbered by a Mortgage pursuant to Section 5.09.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings or any Subsidiary or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions, or has any liability (contingent or otherwise).

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred share dividends.

“Net Proceeds” shall mean:

(a)            100% of the cash proceeds actually received by Holdings or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under any of Section 6.05(g) or Section 6.05(h) or from any Sale and Lease-Back Transactions under Section 6.03, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents or Liens that are junior in right of security) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof (including the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii)), (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale; provided, that, (other than with respect to Asset Sales under Section 6.05(h)) if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within 360 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Holdings and its Subsidiaries, then such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 360 days of such receipt, so used; provided, further, that, no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless such net cash proceeds shall exceed $2,500,000 in any fiscal year of the Borrower (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Project” shall mean (x) each restaurant which is either a new restaurant or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing restaurant, office or headquarters location operated by Holdings or its Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, store, restaurant, product line or service offering to the extent such business unit commences operations or such product line or service is offered or each expansion (in one or a series of related transactions) of business into a new market or consumer base or through a new distribution method or channel, in each case, which is under development or otherwise in process.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.17(c).

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Not Otherwise Applied” means, with reference to any amount of proceeds of any sale or issuance of Equity Interests or contribution to any Equity Interests or any other transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied for any other purposes under this Agreement and the other Loan Documents, other than that such particular use or transaction.

“Note” shall have the meaning assigned to such term in Section 2.07(e).

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day, or, if neither rate is published for such day, the rate determined by the Administrative Agent to be the applicable NYFRB Rate.

“Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, premium, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents, and (c) all Banking Services Obligations and Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“OFAC” shall have the meaning provided in Section 3.25(b).

“Operating Lease” shall mean a lease that would have constituted an “operating lease” for purposes of GAAP prior to the effectiveness of FASB ASC 842 and/or IFRS 16 (Leases).

“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.

“Other First Lien Debt” shall mean Indebtedness of the type described in clauses (a) and (b) of the definition thereof secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are pari passu with the Liens thereon securing the Facilities (and other Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Facilities) pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes or intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.19(a) (including in the form of Extended Term Loans).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Entity” shall mean any direct or indirect parent company of Holdings.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patents” shall mean all patents and patent applications in any jurisdiction worldwide, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower, Holdings and the Subsidiary Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permit” shall mean, with respect to any person, any permit, approval, authorization, consent, license, registration, exemption, certificate, certification, clearance, approval, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject, and any supplements or amendments with respect to the foregoing.

“Permitted Acquisition Consideration” shall mean the purchase consideration for any Permitted Business Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Business Acquisition, whether paid in cash or by exchange of Equity Interests of Holdings or any of its Subsidiaries or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Business Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness any earn out or similar obligation valued in accordance with GAAP.

“Permitted Business Acquisition” shall mean any acquisition by Holdings or any of its Subsidiaries of (x) substantially all the assets of a person or division or line of business of a person or (y) the Equity Interests of a person that causes, or would permit Holdings or a Subsidiary to cause, such person to become a Subsidiary, if:

(i)            the Borrower shall have delivered to the Administrative Agent at least five (5) Business Days prior to the consummation thereof (or such shorter period as the Administrative Agent may accept):

(a)            with respect to an acquisition in which the Permitted Acquisition Consideration is greater than $5,000,000, (1) notice of such acquisition setting forth in reasonable detail the terms and conditions of such acquisition and (2) executed counterparts of the respective acquisition agreement and copies of all other material agreements pursuant to which such acquisition is to be consummated;

(b)            with respect to an acquisition in which the Permitted Acquisition Consideration is greater than $10,000,000, (1) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith and (2) audited financial statements or a review (which may be in the form of a quality of earnings report) by a nationally-recognized accounting firm;

(c)            a certificate of a Financial Officer of the Borrower demonstrating that the Lease-Adjusted Leverage Ratio does not exceed the maximum Lease-Adjusted Leverage Ratio then permitted pursuant to Section 6.11(a), minus 0.50:1.00, calculated on a Pro Forma Basis for the then most recently ended Test Period;

(ii)            no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)            any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01;

(iv)           to the extent required by Section 5.09. any person acquired in such acquisition, if acquired by the Borrower, Holdings or a Subsidiary Loan Party, shall be merged, amalgamated or consolidated into the Borrower, Holdings or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party;

(v)           the person or assets or division being acquired shall be in the same business or lines of business in which Holdings and its Subsidiaries are engaged as of the Closing Date; and

(vi)          the aggregate Permitted Acquisition Consideration in respect of all acquisitions and investments in assets that do not constitute Collateral or in Equity Interests of persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties within the time period required under Section 5.09, in each case upon consummation of such acquisition shall not exceed during the term of this Agreement the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (excluding for purposes of the calculation in this clause (vi), any such assets or Equity Interests that are no longer owned by Holdings or any of its Subsidiaries);

provided that, with respect a proposed acquisition pursuant to a definitive acquisition agreement, at the option of the Borrower, the determination of whether clause (i) of this definition is satisfied (other than with respect to Events of Default under Section 7.01(b), (c), (h) or (i), none of which shall exist at the time of execution of the definitive acquisition agreement or the date of consummation of such Permitted Business Acquisition) shall be made solely at the time of the execution of the definitive acquisition agreement related to such Permitted Business Acquisition so long as such Permitted Business Acquisition shall have been consummated within one hundred twenty (120) days of the date of execution of such definitive acquisition agreement.

“Permitted Cure Securities” shall mean any equity securities of Holdings or any Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;

(b)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)            repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, F 1 (or higher) according to Fitch, or A 1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e)            securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any two of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year;

(i)            credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person; and

(j)            instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to the Liens on the Collateral securing the Facilities (and other Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Facilities) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.19(b)(ii)), either (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second Lien Obligations” (as defined therein) or (y) another intercreditor agreement in form and substance reasonably satisfactory to the Required Lenders.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens on the Collateral securing the Facilities (and other Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Facilities), either (x) the First Lien/First Lien Intercreditor Agreement or (y) another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced, (e) any Liens securing such Refinanced Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary (other than any accessions, improvements or additions to the property securing the Refinanced Indebtedness and after acquired property to the extent applicable), (f) if the Indebtedness being Refinanced is secured by Liens on any Collateral that are equally and ratably secured with, or that are junior to, the Liens on such Collateral securing the Obligations or otherwise, such Permitted Refinancing Indebtedness shall be subject to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement, as applicable, and (g) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five (5) years prior thereto) by Holdings, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which Holdings, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or has any liability (contingent or otherwise).

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pledge and Security Agreement” shall mean a pledge and security agreement, governed by New York law, dated as of the Closing Date, among each Loan Party and the Collateral Agent, substantially in the form attached hereto as Exhibit L, and as it may be amended, restated, amended and restated, supplemented, replaced or otherwise modified from to time.

“Pledged Collateral” shall mean any Equity Interests or debt obligations (in each case, including any promissory notes, certificates, instruments or other documents representing or evidencing such Equity Interests or debt obligations) pledged under any Security Document, and including all payments in respect thereof or other rights and privileges with respect thereto.

“Pre-Opening Expenses” shall mean all cash expenses incurred in connection with, and incurred prior to, any restaurant openings, to the extent not capitalized and amortized in accordance with GAAP, including the cost of feasibility studies, labor, occupancy, recruiting, hiring, training, marketing and advertising costs, rental expenses, travel expenses, wages and benefits for the opening teams and other restaurant opening costs and expenses.

“Pricing Grid” shall mean the tables set forth below:

Pricing Grid Initial Term Loans
Lease-Adjusted Leverage Ratio	Applicable Margin
	ABR Loans	SOFR Loans
Greater than or equal to 5.50 to 1.00	2.50%	3.50%
Less than 5.50 to 1.00 and greater than or equal to 5.00 to 1.00	2.25%	3.25%
Less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00	2.00%	3.00%
Less than 4.50 to 1.00	1.75%	2.75%

Pricing Grid Initial Revolving Facility Loans
Lease-Adjusted Leverage Ratio	Applicable Margin
	ABR Loans	SOFR Loans
Greater than or equal to 5.50 to 1.00	2.50%	3.50%
Less than 5.50 to 1.00 and greater than or equal to 5.00 to 1.00	2.25%	3.25%
Less than 5.00 to 1.00 and greater than or equal to 4.50 to 1.00	2.00%	3.00%
Less than 4.50 to 1.00	1.75%	2.75%

For the purposes of the Pricing Grid, changes in the Applicable Margin resulting from changes in the Lease-Adjusted Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three (3) Business Days after the date on which the relevant financial statements are delivered to the Administrative Agent pursuant to Section 5.04 for each fiscal quarter, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the third (3rd) Business Day after the date on which such financial statements are delivered, the pricing level that is the highest pricing level shall apply as of the first Business Day after the date on which such financial statements were required to have been delivered but were not delivered.

In the event that any financial statement delivered pursuant to Sections 5.04 is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Margin for any period than the Applicable Margin applied for that period, then (i) the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period, (ii) the Applicable Margin shall be determined based on the corrected Compliance Certificate for that period, and (iii) the Borrower shall promptly pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the relevant period) the accrued additional interest owing as a result of such increased Applicable Margin for that period.

“Primary Disqualified Lender” shall have the meaning assigned to such term in the definition of the term “Disqualified Lender.”

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum last quoted as the “Prime Rate” in the U.S. by The Wall Street Journal (or, if The Wall Street Journal ceases to quote such rate, another national publication selected by the Administrative Agent).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, (ii) any restructurings of the business of Holdings or any of its Subsidiaries that Holdings or any of its Subsidiaries has made and in the good faith determination of a Responsible Officer of the Borrower are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, consolidation of functions, closure of facilities (or portions thereof) and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower and shall not exceed, together with amounts permitted to be added back to Consolidated EBITDA pursuant to subclauses (xiv), (xv) and (xvi) of clause (a) of the definition thereof, in any period of four consecutive fiscal quarters, an aggregate amount equal to 25% of Consolidated EBITDA for such period, calculated prior to giving effect to such adjustments pursuant this clause (ii) and subclauses (xiv), (xv) and (xvi) of clause of (a) of the definition of Consolidated EBITDA (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) and (iii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Notwithstanding the foregoing, when calculating the Lease-Adjusted Leverage Ratio for purposes of the definition of “Pricing Grid” and “Applicable Commitment Fee” and when calculating the Lease-Adjusted Leverage Ratio and the Lease-Adjusted Fixed Charge Coverage Ratio for purposes of determining compliance with Section 6.11 (other than for the purpose of determining pro forma compliance with Section 6.11 as a condition to taking any action under this Agreement), the foregoing events described above that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower by reference to the financial statements for the Test Period ended on or most recently prior to such calculation; provided that (a) any increase to Consolidated EBITDA as a result of any of the foregoing adjustments shall be subject to any applicable limitations set forth in the definition of Consolidated EBITDA (including caps or percentage limitations or other limitations on adjustments set forth therein) and (b) no amounts shall be added back to the calculation of Consolidated EBITDA pursuant to this definition to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such Test Period.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with each Financial Covenant for the quarter during which such transactions were consummated (or, if there is no Financial Covenant required to be tested during such fiscal quarter, the Financial Covenant levels for the first testing period scheduled to occur after the date of such calculation) recomputed as at the last day of the most recently ended Test Period.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.19(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of Holdings and its Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of Holdings or any of its Subsidiaries prior to the Closing Date.

“Property’” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, cash, securities, accounts, revenues and contract rights.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.24.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Reference Time” shall mean, with respect to any setting of the then-current Benchmark, (a) if such Benchmark is Term SOFR, 5:00 a.m. Chicago time on the day that is two U.S. Government Securities Business Days preceding the date of such setting, and (b) if such Benchmark is not Term SOFR, the time determined by the Administrative Agent in its reasonable discretion

“Relevant Rate” shall mean, with respect to any Benchmark Replacement, the rate selected by the Administrative Agent in accordance with Section 2.12.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, managers, members, investors, potential investors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Event” shall have the meaning assigned to such term in Section 1.08.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“relevant transactions” shall have meaning assigned to such term in the definition of “Pro Forma Basis.”

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided, that (i) unfunded amounts in respect of any delayed draw Incremental Term Loan or Incremental Term Loan Commitment shall not be included in any determination of “Required Lenders”, (ii) the Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (iii) at any time there are two (2) or more unaffiliated Lenders, Required Lenders shall include at least two (2) unaffiliated Lenders.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided, that if the Lease-Adjusted Leverage Ratio as at the end of the Excess Cash Flow Period is less than or equal to 5.00 to 1.00 and greater than 4.50 to 1.00, such percentage shall be 25%; provided, further, that if the Lease-Adjusted Leverage Ratio as at the end of the Excess Cash Flow Period is less than or equal to 4.50 to 1.00, such percentage shall be 0%.

“Required Refranchising Sale Percentage” shall mean, as determined by reference to the Lease-Adjusted Leverage Ratio for the Test Period then most recently ended, (i) if the Lease-Adjusted Leverage Ratio is greater than 5.00 to 1.00, such percentage shall be 95%, (ii) if the Lease-Adjusted Leverage Ratio is greater than 4.50 to 1.00 but less than or equal to 5.00 to 1.00, such percentage shall be 75%, (iii) if the Lease-Adjusted Leverage Ratio is greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00, such percentage shall be 50% and (iv) if the Lease-Adjusted Leverage Ratio is less than or equal to 4.00 to 1.00, such percentage shall be 25%.

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (w) all Revolving Facility Loans outstanding, (x) all Revolving L/C Exposures, (y) all Swingline Exposures and (z) the total Available Unused Commitments at such time; provided, (i) that the Revolving Facility Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time and (ii) at any time there are two (2) or more unaffiliated Revolving Facility Lenders, Required Revolving Facility Lenders shall include at least two (2) unaffiliated Revolving Facility Lenders.

“Requirement of Law” shall mean, as to any person, any U.S. or foreign federal, provincial, territorial, state or local statute, law (including without limitation, common law), treaty or ordinance, or any judgment, decree, consent decree, settlement agreement, rule, regulation, order injunction or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its Property or assets or to which such person or any of its Property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer thereof responsible for the administration of the obligations of such person in respect of this Agreement or any other duly authorized director or manager of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof at the time of such Restricted Payment (as determined by the Borrower in good faith).

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and Section 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The initial amount of each Lender’s Revolving Facility Commitment as of the Closing Date is set forth on Schedule 2.01 to this Agreement, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments as of (and immediately after giving effect to) the Closing Date is $25,000,000. After the Closing Date, the Revolving Facility Commitments may be increased subject to the terms and conditions set forth in Section 2.19(a) and pursuant to Incremental Assumption Agreements.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Revolving L/C Exposure applicable to such Class at such time (minus, for the purpose of Sections 6.11 and 7.03, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time) and (c) the Swingline Exposure at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b) or any Incremental Assumption Agreement in accordance with Section 2.19.

“Revolving Facility Maturity Date” shall mean, October 2, 2031.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.21(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall have the meaning assigned to such term in Section 3.25(b).

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.25(c).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Affiliate of a Lender to whom Banking Services Obligations or Swap Agreement Obligations are owing, each Indemnitee, each Issuing Bank and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Account” shall have the meaning assigned to such term in the Uniform Commercial Code or the STA, as applicable.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreements” shall mean, collectively, the Pledge and Security Agreement, the Intellectual Property Security Agreements, and each other security agreement, security debenture, mortgage, deed of trust, deed of hypothec, pledge agreement and supplemented executed and delivered pursuant to Sections 5.09 or 5.13, in each case, as it may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time.

“Security Documents” shall mean the Mortgages, the Security Agreements, the Account Control Agreements, and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Similar Business” shall mean any business, whose revenues are substantially derived from (i) business or activities conducted by Holdings and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business in the Borrower’s good faith judgment constitutes a reasonable diversification of business conducted by Holdings and its Subsidiaries.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the SOFR Administrator, currently https://www.newyorkfed.org, or any successor source designated by the Administrative Agent.

“SOFR Borrowing” shall mean, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” shall mean any SOFR Term Loan or SOFR Revolving Facility Loan.

“SOFR Revolving Facility Borrowing” shall mean a Borrowing comprised of SOFR Revolving Facility Loans of the same Class.

“SOFR Revolving Facility Loan” shall mean a Revolving Facility Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.

“SOFR Term Loan” shall mean a Term Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Specified L/C Sublimit” shall mean, with respect to any Issuing Bank, the amounts set forth beside such Issuing Bank’s name on Schedule 1.01(F) hereto or, in each case, such other amount as specified in the agreement pursuant to which such person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“Specified Refranchising Agreements” shall mean, collectively, those certain refranchising agreements set forth on Schedule 1.01(D)(2) of this Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Store Rebranding and Outfitting Program” shall mean the Borrower’s initiative to transform and upgrade its restaurants through capital investment to be used for material remodeling and renovation of the interior and exterior of buildings (it being understood and agreed that this shall not include regular and customary maintenance of such facilities).

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which (i) the ordinary voting power of more than 50% of the Voting Shares and/or 50% or more of the Equity Interests, is, at the time any determination is being made, owned or held, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (ii) a majority of the members of the board of directors (or equivalent governing body) have been appointed or designated for appointment (and actually elected by persons entitled to cast a vote in respect of, or otherwise approve, such appointment or designation) by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Loan Party” shall mean (a) each Wholly Owned Subsidiary of Holdings that is organized in the United States and is not an Excluded Subsidiary (other than the Borrower) and (b) any other Subsidiary of Holdings that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement or a counterpart to the applicable Security Documents and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.09(d) as if it were newly acquired; provided that, in the case of a Subsidiary not organized in the United States, the jurisdiction of organization of such Subsidiary shall not be a jurisdiction under which the Collateral Agent cannot act as collateral agent for the Secured Parties under applicable law or to the extent the Administrative Agent reasonably determines that acting as collateral agent in the relevant jurisdiction creates political risk or additional duties (fiduciary, trustee or otherwise) not required hereunder as of the Closing Date); provided, further, that once any Subsidiary has been designated by the Borrower as a Subsidiary Loan Party pursuant to this clause (b), such Subsidiary may not cease to be a Subsidiary Loan Party unless such Subsidiary constitutes an Immaterial Subsidiary on a Pro Forma Basis. The Subsidiary Loan Parties as of the Closing Date are set forth on Schedule 1.01(A).

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding Swingline Loans made by such Lender in its capacity as a Swingline Lender), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender as a Swingline Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMCB (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Banks shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.22.

“Synthetic Lease Obligation” shall mean the monetary obligation of a person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such person but, upon the insolvency or bankruptcy of such person, would be characterized as the indebtedness of such person (notwithstanding that such lease or obligations may not constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP).

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Borrowing” shall mean any Initial Term Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Initial Term Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Facility in effect on the Closing Date, the Initial Term Facility Maturity Date and (b) with respect to any other Class of Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Term Loan Commitment” shall mean an Initial Term Loan Commitment or an Incremental Term Loan Commitment.

“Term Loans” shall mean the Initial Term Loans and/or the Incremental Term Loans.

“Term SOFR” shall mean, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the relevant determination date, as published by the Term SOFR Administrator; provided that if the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date has not occurred, Term SOFR shall be the Term SOFR Reference Rate for such tenor published on the first preceding U.S. Government Securities Business Day for which such rate was published, subject to the lookback limitations specified by the Administrative Agent; provided further that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA), or any successor administrator of the forward-looking term SOFR selected by the Administrative Agent in its reasonable discretion.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR published by the Term SOFR Administrator.

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.19(b)(v).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all fees, premium and all other expenses or amounts payable under any Loan Document and all other Obligations shall have been paid in full in cash (other than in respect of contingent indemnification, expense reimbursement claims and other contingent obligations not then due and payable), (c) all Letters of Credit (other than those that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount or back-stopped on terms reasonably acceptable to the applicable Issuing Bank) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full and (d) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b)); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the four fiscal quarter period ended July 12, 2026.

“Third Party” shall mean a person other than a Parent Entity, Holdings or any Subsidiary or any Affiliate thereof.

“Third Party Funds” shall mean any segregated accounts or funds held in segregated accounts, or any portion thereof, held by Holdings or any of its Subsidiaries as agent on behalf of Third Parties in accordance with a written agreement that imposes a duty upon Holdings or one or more of its Subsidiaries to collect and remit those funds to such Third Parties.

“Trademarks” shall mean all trade names, trademarks and service marks, logos, trade dress, trademark and service mark registrations, and applications for trademark and service mark registrations in any jurisdiction worldwide, including all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, further including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries or any of their Affiliates in connection with (i) the Transactions, this Agreement and the other Loan Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial Borrowings hereunder and the use of proceeds thereof, (b) the consummation of the Closing Date Refinancing and (c) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“Type” shall mean, when used in respect of any Loan or Borrowing, whether such Loan or Borrowing is an ABR Loan or Borrowing or a SOFR Loan or Borrowing.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America (including any State or territory thereof and the District of Columbia).

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.21(e).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.15(d).

“Voting Shares” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors (or the equivalent) of such person under ordinary circumstances (or, in the case of a partnership, the general partnership interests).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of Holdings that is a Wholly Owned Subsidiary of Holdings.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any power of the applicable Resolution Authority under the Bail-in Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary’ to any of those powers.

Section 1.02           Terms Generally.

(a)            The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as it may be amended, restated, amended and restated, supplemented, replaced, or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything herein to the contrary, all obligations of any person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 and/or IFRS 16 (Leases) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating leases were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 and/or IFRS 16 (Leases) (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements, and “Interest Expense”, “Consolidated Net Income”, “Fixed Charges” and other financial measures used in this Agreement shall exclude any interest expense due to any such operating leases.

(b)            This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 1.03           Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a specified day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.04           Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.05           Fiscal Quarters and Years. As of the Closing Date, each of Holdings and the Borrower has a fiscal year and fiscal quarters not ending on the calendar year or calendar quarters, respectively. For the avoidance of doubt and for so long as such situation exists, when interpreting any provision of this Agreement relating to a fiscal year, fiscal quarter or fiscal period ended at or as of the end of a fiscal year or fiscal quarter of Holdings or the Borrower, including, without limitation, the financial covenants set forth in Section 6.11, any reference to such a period during the fiscal years 2026 through 2031 shall be deemed to refer to the applicable fiscal quarter or fiscal year of Holdings and the Borrower ended as of the applicable date set forth on Schedule 1.05.

Section 1.06           Currency Equivalents. For purposes of determining compliance as of any date with Section 6.01 or 6.02 (other than for purposes of calculating financial ratios), amounts denominated in any currency other than Dollars shall be calculated as permitted by the second to last paragraph of Section 6.01. For purposes of determining compliance as of any date with any other Section in Article VI (other than for purposes of calculating financial ratios), amounts incurred, invested, loaned, advanced, acquired, Disposed of, sold, declared, paid, distributed or otherwise made or outstanding in any currency other than Dollars shall be calculated based on customary exchange rates in effect on the date of incurrence, Investment, loan, advance, acquisition, Disposition, sale, declaration, payment, distribution or other similar action was taken (or committed, at the option of the Borrower) as determined in good faith by the Borrower. If any limitation, threshold, ratio or basket is exceeded solely as a result of changes in currency exchange rates after the last time it was utilized, such limitation, threshold, ratio or basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. No Default or Event of Default shall arise as a result of any limitation, threshold, ratio or basket set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates. No Default or Event of Default shall arise as a result of the threshold set forth in Dollars in the definition of Material Indebtedness being exceed solely as a result of changes in currency exchange rates.

Section 1.07           Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (including any Delaware LLC Division) or any comparable event under a different jurisdiction’s laws, as applicable: (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests.

Section 1.08           Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II
THE CREDITS

Section 2.01           Commitments. Subject to the terms and conditions set forth herein:

(a)            each initial Term Lender agrees, severally and not jointly, to make Initial Term Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to its Initial Term Loan Commitment as of the Closing Date;

(b)            each Revolving Facility Lender agrees to make Revolving Facility Loans of a Class in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments. For the avoidance of doubt, the entire Revolving Facility Commitment shall be available to the Borrower on the Closing Date and on any day thereafter during the Availability Period subject to the preceding sentence. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans;

(c)            each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment; and

(d)            amounts of Term Loans borrowed under Section 2.01(a) or Section 2.01(c) that are repaid or prepaid may not be reborrowed.

Section 2.02           Loans and Borrowings.

(a)            Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.22.

(b)           Subject to Section 2.12, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any ABR Loan or SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.13 or 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)            At the commencement of each Interest Period for any SOFR Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.21(e). Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 SOFR Borrowings being outstanding under all Term Facilities at any time and (ii) 10 SOFR Borrowings being outstanding in the aggregate under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Facility Maturity Date for such Class, as applicable.

Section 2.03           Requests for Borrowings. To request a Revolving Facility Borrowing and/or Term Borrowing (other than for a Swingline Loan), the Borrower shall notify the Administrative Agent of such request in writing in the form of a Borrowing Request signed by the Borrower by hand delivery or electronic means through any Electronic System or an Approved Borrower Portal (a) in the case of a SOFR Borrowing, not later than 2:00 p.m., Local Time at least three (3) U.S. Government Securities Business Days in advance of the proposed Borrowing Date or (b) in the case of an ABR Borrowing, not later than 11:00 a.m. Local Time one (1) Business Day in advance of the proposed Borrowing Date (or, in each case, such shorter period as the Administrative Agent and the Lenders may agree); provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent; provided further that, (i) to request a SOFR Borrowing or ABR Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request in writing (which may be by electronic means) not later than 1:00 p.m., Local Time, one Business Day (or, with respect to SOFR Borrowings, one (1) U.S. Government Securities Business Day) prior to the Closing Date (or such later time as the Administrative Agent and the Lenders may agree), (ii) any such ABR Borrowing to refinance the reimbursement of an L/C Disbursement as contemplated by Section 2.21(e) may not be given later than 2:00 p.m., Local Time, on the date of the proposed Borrowing and (iii) any such notice of an Incremental Revolving Borrowing or Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement. Each such written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is to be a Borrowing of Initial Term Loans, Revolving Facility Loans, Other Term Loans, Extended Term Loans, Extended Revolving Facility Loans;

(ii)            the aggregate amount of the requested Borrowing;

(iii)           the date of such Borrowing, which shall be a Business Day (or, if a SOFR Borrowing, a U.S. Government Securities Business Day) (the “Borrowing Date”);

(iv)           whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;

(v)            in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)            the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04           Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.22. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Borrower as specified in the applicable Borrowing Request; provided, that ABR Revolving Facility Loans and Swingline Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.21(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause

(c)            of this Section 2.04 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans at such time. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.05           Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.05. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section 2.05, the Borrower shall notify the Administrative Agent of such election in writing by hand delivery signed by the Borrower or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.

(c)            Each written Interest Election Request (including requests submitted through any Electronic System or Approved Borrower Portal) shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day (or, if a SOFR Borrowing, a U.S. Government Securities Business Day);

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv)          if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.06           Termination and Reduction of Commitments.

(a)            Unless previously terminated in accordance with this Agreement, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the Initial Term Loans to be made on such date), the Initial Term Loan Commitments of each Lender as of the Closing Date will terminate.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be ratable for all such Revolving Facility Commitments of such Class and in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans and Swingline Loans in accordance with Section 2.09 and any Cash Collateralization of Letters of Credit in accordance with Section 2.21(j) or (k), the Revolving Facility Credit Exposure of such Class would exceed the total Revolving Facility Commitments of such Class.

(c)            The Borrower shall notify the Administrative Agent of (i) any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section 2.06 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Facility Commitments of any Class shall be made ratably among the Revolving Facility Lenders in accordance with their Revolving Facility Commitments of such Class.

Section 2.07           Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans as provided in Section 2.08(b), (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Facility Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Facility Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Facility Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding and (iii) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.08(a)(i).

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, each Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (b) or

(e)            of this Section 2.07 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided further, that if such accounts are inconsistent with the Register, the Register shall prevail.

(f)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee named therein and its registered assigns.

Section 2.08           Repayment of Loans.

(a)            Subject to the other clauses of this Section 2.08 and to Section 9.08(e),

(i)            the Borrower shall repay the outstanding Initial Term Loans on the last day of each March, June, September and December of each year (commencing on December 31, 2026) and on the Initial Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as an “Initial Term Loan Installment Date”), in an aggregate principal amount of such Initial Term Loans equal to (A) in the case of quarterly payments due prior to the applicable Initial Term Facility Maturity Date, an amount equal to the percentage of the aggregate principal amount of such Initial Term Loans outstanding immediately after the Closing Date as set forth in the table below, and (B) in the case of such payment due on the Initial Term Facility Maturity Date, an amount equal to the then unpaid principal amount of all Initial Term Loans outstanding;

Initial Term Loan Installment Date	Percentage
Occurring during period commencing on the Closing Date and ending on the second year anniversary of the Closing Date	1.250%
Occurring during the period commencing on the first day immediately after the second anniversary of the Closing Date and ending on the fourth anniversary of the Closing Date	1.875%
Occurring during the period commencing on the first day immediately after the fourth anniversary of the Closing Date and ending on the day immediately prior to the Initial Term Facility Maturity Date	2.50%

(ii)            in the event that any Incremental Term Loans are made, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii)           to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)            To the extent not previously paid, (i) outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date and (ii) the then unpaid principal amount of each Swingline Loan shall be due and payable to the Swingline Lender on the earlier of the Revolving Facility Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Facility Loan is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Facility Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(c)            Prepayment of the Loans from:

(i)            (x) all Net Proceeds required to be applied as a mandatory prepayment pursuant to Section 2.09(b) and Excess Cash Flow required to be applied as a mandatory prepayment pursuant to Section 2.09(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.08(d), with the application thereof to prepay first, the next four amortization installments of each such Class of Term Loan on a pro rata basis, in direct order of maturity and then, to prepay all remaining amortization installments thereof, if any, pro rata against all such scheduled amortization installments (including any amount due at maturity) based upon the respective amounts thereof, and

(ii)            any optional prepayments of the Term Loans pursuant to Section 2.09(a) shall be applied as specified by or on behalf of the Borrower in the applicable notice of prepayment; provided that any optional prepayment pursuant to Section 2.09(a) must be applied pro rata to all Loans of the same Class (but may be applied to any Class of Loans as specified by the Borrower); provided, further, that in the event the Borrower fails to specify the Loans (including, the Class) to which any such prepayment shall be applied, such prepayment shall be applied to prepay the Loans on a pro rata basis.

(d)            Any mandatory prepayment of Term Loans pursuant to Section 2.09(b) or 2.09(c) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term Loans and Other Term Loans, if any. Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender), of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing (other than a Swingline Loan), at least one (1) Business Day before the scheduled date of such prepayment, (ii) in the case of a SOFR Borrowing, at least three (3) Business Days before the scheduled date of such prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., Local Time, on the date of prepayment; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans and Swingline Loans included in the repaid Borrowing such that each Revolving Facility Lender and the Swingline Lender receives its ratable share of such repayment (based on the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All prepayments and repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.11(d).

Section 2.09           Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.14), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.08(d).

(b)            The Borrower shall apply (i) in the case of Asset Sales under Section 6.05(g) or Sale and Lease-Back Transactions under Section 6.03, all Net Proceeds and (ii) in the case of Asset Sales under Section 6.05(h), an amount equal to the product of (x) all Net Proceeds multiplied by (y) the Required Refranchising Sale Percentage, in each case, promptly upon receipt thereof (but in no event later than five (5) Business Days after receipt thereof) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.08. Notwithstanding the foregoing, the Borrower may, at the Borrower’s option, use a portion of such Net Proceeds (other than Net Proceeds required to be applied as a mandatory prepayment pursuant to the immediately preceding sentence in respect of Asset Sales under Section 6.05(h)) to prepay or repurchase any Other First Lien Debt to the extent such prepayment or repurchase is required by the agreements governing such Other First Lien Debt in an amount not to exceed the product of (1) the amount of such Net Proceeds and (2) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Loans.

(c)            Not later than 5 Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrower shall apply an amount equal to such Excess Cash Flow multiplied by the Required Percentage minus the sum of the following (to the extent not financed using the proceeds of the incurrence of funded term Indebtedness): (A) the amount of any voluntary payments, repurchases, redemptions or retirements during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments, repurchases, redemptions or retirements after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans and (y) Other First Lien Debt (provided that (i) in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments or borrowing base and (ii) the maximum amount of each such prepayment, repurchase, redemption or retirement of Other First Lien Debt that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid, repurchased, redeemed or retired in respect of such Other First Lien Debt if such prepayment, repurchase, redemption or retirement had been applied on a ratable basis among the Term Loans and such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other First Lien Debt on the date of such prepayment, repurchase, redemption or retirement of such Other First Lien Debt)) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.08 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.08 and to prepay, repurchase, redeem or retire any Other First Lien Debt so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Other First Lien Debt on the date of such prepayment, repurchase, redemption or retirement). Such calculation will be set forth in a certificate signed by a Financial Officer of the Borrower delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d)            In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.21(j)) in an aggregate amount equal to such excess. In the event that the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, at the request of the Administrative Agent, the Borrower shall provide Cash Collateral pursuant to Section 2.21(j) in an aggregate amount equal to such excess.

(e)            Notwithstanding any other provisions of this Section 2.09 to the contrary, (x) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary would otherwise be required to be applied pursuant to Section 2.09(b) but is prohibited, restricted or materially delayed by applicable local law from being repatriated to fund such prepayments (as determined in good faith by the Borrower and disclosed in writing to the Administrative Agent), the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay the Loans at the times provided in Section 2.09(b) (provided that the Borrower causes such Subsidiary to use its commercially reasonable efforts to permit the transfer of the applicable funds), but only so long as the applicable local law prohibits, restricts or materially delays repatriation of such funds, and once such repatriation is permitted under applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof other than any such taxes already taken into account by the definition of Net Proceeds) to the repayment of the Term Loans or Other First Lien Debt pursuant to Section 2.09(b), and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow that would otherwise be required to be applied pursuant to Section 2.09(b) would reasonably be expected to result in a material adverse tax consequence to Holdings or any Subsidiary or with respect to such Net Proceeds or Excess Cash Flow and disclosed in writing as such by the Borrower to the Administrative Agent, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in Section 2.09(b) and (y) subject to the preceding clause (x), to the extent that any or all of the Net Proceeds of an Asset Sale by a Subsidiary other than a Wholly Owned Subsidiary would otherwise be required to be applied pursuant to Section 2.09(b) but such Subsidiary is restricted by the terms of its articles of incorporation or other constitutive or governing documents (including any partnership, limited liability company, operating or shareholders’ agreements) or by-laws (as in effect on the Closing Date or in the case of any newly acquired or formed Subsidiary, the date of such acquisition or formation, as the same may be amended from time to time for bona fide purposes and not to evade the requirements of this Section 2.09(e)) from distributing the proceeds to the Borrower or a Wholly Owned Subsidiary thereof, the portion of such Net Proceeds so affected will not be required to be applied to repay the Loans at the times provided in Section 2.09(b), but only so long as the articles of incorporation or other constitutive or governing documents (including any partnership, limited liability company, operating or shareholders’ agreements) or by-laws of such Subsidiary restricts such Subsidiary from distributing the proceeds to the Borrower or a Wholly Owned Subsidiary, and once such distribution is permitted, an amount equal to such Net Proceeds will be promptly applied (net of taxes payable or reserved against as a result thereof other than any such taxes already taken into account by the definition of Net Proceeds) to the repayment of the Loans or Other First Lien Debt pursuant to Section 2.09(b).

Section 2.10           Fees.

(a)            The Borrower agrees to pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Agent Fee Letter) in the amounts and at the times so specified (the “Agent Fees”). The Agent Fees shall be paid on the dates due, in immediately available funds, to the applicable Agent. Once paid, none of such Agent Fees shall be refundable under any circumstances (except as expressly agreed between the Borrower and the applicable Agent).

(b)            The Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender, an upfront fee in such amount as set forth in the Agent Fee Letter (the “Upfront Fee”), which Upfront Fee may, at the election of any Lender, take the form of original issue discount and which shall be due and payable in full on the Closing Date. Once paid, none of such Upfront Fee shall be refundable under any circumstances (except as expressly agreed between the Borrower and the applicable Lender).

(c)            The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is fifteen days after the last day of March, June, September and December in each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender (it being understood that the Revolving L/C Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Facility Commitment of such Lender for purposes of calculating the Commitment Fee) during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee accrued up to the last Business Day of each March, June, September and December (or such date on which the Commitments of all Lenders are terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(d)            The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is fifteen days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily Revolving L/C Exposure of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for SOFR Revolving Facility Borrowings of such Class effective for each day in such period accrued up to the last Business Day of each March, June, September and December (or such date on which the Commitments of all Lenders are terminated), and (ii) to each Issuing Bank, for its own account (x) on the date that is fifteen days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at the rate set forth in the Agent Fee Letter (in the case of JPMCB in its capacity as an Issuing Bank) or a rate equal to 1/8 of 1.00% per annum, in each case, of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)            All Fees shall be paid on the dates due, in immediately available funds in Dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.11           Interest.

(a)            The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)            The Loans comprising each SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.11 or (ii) in the case of any other overdue amount, 2.00% plus the rate otherwise applicable thereto; provided that this clause shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)            Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) on the applicable Term Facility Maturity Date and the Revolving Facility Maturity Date; provided that (A) interest accrued pursuant to clause (c) of this Section 2.11 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)            Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.12           Alternate Rate of Interest.

(a)            If prior to the commencement of any Interest Period for a SOFR Borrowing, (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Term SOFR for such Interest Period or (ii) the Required Lenders advise the Administrative Agent that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Borrowing, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through any Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing and any Borrowing Request that requests a SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.12(a) with respect to a Relevant Rate applicable to such SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05 or a new Borrowing Request in accordance with the terms of Section 2.03, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)           Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent shall have the right to make Conforming Changes from time to time, and, notwithstanding anything to the contrary herein or in any other Loan Document, amendments implementing such Conforming Changes shall become effective without any further action or consent of any other party.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of (i) any Benchmark Transition Event, (ii) implementation of any Benchmark Replacement, (iii) effectiveness of any Conforming Changes, (iv) removal or reinstatement of any tenor pursuant to clause (e) and (v) commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election made under this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, by the Administrative Agent or any Lender shall be conclusive and binding absent manifest error and may be made in its sole discretion without consent from any other party except as expressly required Section 2.12.

(e)           Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)           Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Relevant Rate, in the case of a SOFR Borrowing, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.12, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

Section 2.13           Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or

(ii)            subject any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Taxes with respect to any Loan Document (other than (A) Indemnified Taxes or (B) Excluded Taxes); or

(iii)            impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans (including the Swingline Loans) made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.13 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)            Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.13, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.13 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.14           Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.15           Taxes.

(a)            Any and all payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes except as required by a Requirement of Law. If a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirement of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirement of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.15, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirement of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)            The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)

(i)            Each Lender that is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and reasonably requested by the Borrower and the Administrative Agent, and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(d)(ii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W- 8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8EC1;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-l to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881 (c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            Such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.15(d)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update and provide two further copies of such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall be required to provide all the forms and statements required pursuant to this Section 2.15(d) at such time that any such forms or statements are reasonably requested by the Borrower or the Administrative Agent; provided that a Participant shall furnish all such required forms and statements to the person from which the related participation shall have been purchased in accordance with Section 9.04(c)(ii).

(e)            As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)            If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. No Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this clause (f) or any other provision of this Section 2.15.

(g)            The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.15, the terms “applicable law” and “applicable Requirement if Law” include FATCA.

Section 2.16           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, premiums, reimbursement of L/C Disbursements or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.10, 2.13, 2.14, 2.15 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Swingline Loans and unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)            Subject to Section 7.02, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements of a given Class or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class or participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class or participations in Swingline Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class or participations in Swingline Loans and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements participations in Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04 or 2.16(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.17           Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 or any event that gives rise to the operation of Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15 or mitigate the applicability of Section 2.18, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.13 or gives notice under Section 2.18, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 2.17(a) or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.13 or Section 2.15) and obligations under this Agreement to an assignee (other than an Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, in respect of any Revolving Facility Commitment, the Issuing Banks and the Swingline Lender), to the extent consent would be required under Section 9.04(b) for an assignment of Revolving Facility Loans or Revolving Facility Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13, payments required to be made pursuant to Section 2.15 or a notice given under Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.17 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non- Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under each Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees (other than an Ineligible Institution) reasonably acceptable to (i) the Administrative Agent (unless, in the case of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or, the Issuing Banks and the Swingline Lender to the extent consent would be required under Section 9.04(b) for an assignment of commitments; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non- Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.18           Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Loans or to convert ABR Borrowings to SOFR Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all SOFR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so converted.

Section 2.19           Incremental Commitments.

(a)            The Borrower may, by written notice (an “Incremental Facilities Notice”) to the Administrative Agent from time to time, establish Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender, but in all cases shall exclude any Ineligible Institution) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make Revolving Facility Loans shall be subject to the approval of the Administrative Agent, the Swingline Lender and the Issuing Banks (which approvals shall not be unreasonably withheld or delayed) unless such Incremental Revolving Facility Lender is a Revolving Facility Lender; provided, further, that the Borrower shall be required to first offer to all Lenders, by delivery of a written offer (an “Incremental Facilities Offer”) to the Administrative Agent (for distribution to the Lenders), the opportunity to provide any Incremental Term Loans or Incremental Revolving Facility Commitments on a pro rata basis before any other person that is not a Lender may provide such Incremental Term Loans or Incremental Revolving Facility Commitments. Each Lender shall be deemed to have rejected an Incremental Facilities Offer if such Lender has not responded to such Incremental Facilities Offer within five (5) Business Days after the delivery thereof. Each Incremental Facilities Notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being established (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are anticipated to become effective, (iii) [reserved] and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans on the same terms as the Initial Term Loans or (y) commitments to make term loans with pricing terms or final maturity dates different from the Initial Term Loans (“Other Term Loans”). Incremental Revolving Facility Commitments shall constitute increases to the Revolving Facility Commitments then in effect and commitments to make additional Revolving Facility Loans on identical terms as the Revolving Facility Commitments in effect on the Closing Date.

(b)            The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)            any commitments to make additional Initial Term Loans and/or additional Initial Revolving Facility Loans shall have the same terms as the Initial Term Loans or Initial Revolving Facility Loans, respectively;

(ii)            the Other Term Loans incurred pursuant to clause (a) of this Section 2.19 shall rank pari passu in right of security with the Liens on the Collateral securing the Facilities;

(iii)            (A) the final maturity date of any such Other Term Loans shall be no earlier than the Latest Maturity Date and (B) except as to pricing, amortization and final maturity date (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Initial Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent;

(iv)            the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans;

(v)            Incremental Revolving Facility Loans incurred pursuant to clause (a) of this Section 2.19 shall rank pari passu in right of security with the Liens on the Collateral securing the Facilities;

(vi)            all Incremental Loans and Incremental Commitments shall be evidenced by this Agreement (as amended by the applicable Incremental Assumption Agreement);

(vii)            with respect to any Other Term Loan, the All-in Yield of such Other Term Loans shall not exceed the All-in Yield applicable to the Initial Term Loans on the Closing Date, except that the All-in Yield in respect of any such Other Term Loans may exceed the All-in Yield in respect of such Initial Term Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Term Yield Differential”), then the Applicable Margin (or the “SOFR floor” as provided in the following proviso) applicable to such Initial Term Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50% (the “MFN Protection”); provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “SOFR floor” being applicable to such Other Term Loans, the “SOFR floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “SOFR floor” applicable to such Other Term Loans prior to any increase in the Applicable Margin applicable to such Term Loans then outstanding;

(viii)            [reserved]; and

(ix)            (A) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party and (B) no Incremental Term Loan Commitments or Incremental Revolving Facility Commitments shall be secured by any assets that do not constitute Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement and the other Loan Documents shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.19 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrower and furnished to the other parties hereto.

(c)            Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitments shall become effective under this Section 2.19 unless (i) on the date of such effectiveness and immediately after giving effect to such Incremental Term Loan Commitments, Incremental Term Loans and Incremental Revolving Facility Commitments, as applicable, on a Pro Forma Basis, the conditions set forth in clauses (b) and (c) of Section 4.01 shall be satisfied, the Borrower shall be in Pro Forma Compliance (assuming that the full amount of Incremental Term Loan Commitments, Incremental Term Loans and Incremental Revolving Facility Commitments, as applicable, are fully drawn) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower; (ii) the Borrower shall have delivered to the Administrative Agent such customary legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Lenders providing such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, consistent with those delivered on the Closing Date and such additional customary documents and filings (including amendments or supplements to the Security Documents) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans or Incremental Revolving Facility Loans are secured by the Collateral ratably with the Initial Term Loans or Incremental Revolving Facility Loans, and (iii) any fees and expenses owing in respect of such Incremental Term Loan Commitments and Incremental Term Loans to the Administrative Agent and the Incremental Term Lenders or such Incremental Revolving Facility Commitments and Incremental Revolving Facility Loans to the Administrative Agent and the Incremental Revolving Facility Lenders, as applicable, hereunder or under the applicable Incremental Assumption Agreement shall have been paid; provided that, if the proceeds of any Incremental Term Loans are to be used to finance a Permitted Business Acquisition or permitted Investment in a Third Party pursuant to a definitive acquisition agreement, (A) at the option of the Borrower, the determination of whether clause (i) of this Section 2.19(c) is satisfied shall be made solely at the time of the execution of the definitive acquisition agreement related to such Permitted Business Acquisition or Investment so long as such Permitted Business Acquisition or Investment shall have been consummated within one hundred twenty (120) days of the date of execution of such definitive acquisition agreement (provided that, notwithstanding the foregoing, in any event, no Event of Default under Section 7.01(b), (c), (h) or (i) shall exist on the date of consummation of such Permitted Business Acquisition or Investment), and (B) the availability of Incremental Term Loan Commitments may be subject to customary “SunGard” provisions, as agreed by the Lenders providing such Incremental Commitments.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Revolving Facility Loans of a different Class), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.14 shall apply to any conversion of SOFR Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(e)            Notwithstanding anything to the contrary in this Agreement, including Section 2.16(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.19), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders (in their sole discretion) from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class to reflect such maturity date extension pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Facility Loans”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the Extended Term Loan shall be made or Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent).

(f)            The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.19(b)(vii)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or the Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or the Swingline Lender, as applicable, (v) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) than the Initial Revolving Facility Loans in any voluntary or mandatory prepayment or commitment reduction hereunder and (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement and any other Loan Document shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Issuing Bank and the Swingline Lender, participations in Letters of Credit and Swingline Loans shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g)            Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h)            Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.19), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than written notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by Liens on the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents and shall be evidenced by this Agreement (after giving effect to the applicable Incremental Assumption Agreement), (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto, (vii) the Swingline Lender shall not be obligated to make Swingline Loans unless it shall have consented thereto and (viii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Loan Party.

(i)            Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j)            Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding SOFR Borrowings upon the incurrence of any Incremental Term Loans, (x) to the extent the last date of Interest Periods for multiple SOFR Borrowings under any Facility fall on the same day, such SOFR Borrowings shall be considered a single SOFR Borrowing and (y) to the extent the last date of Interest Periods for multiple SOFR Borrowings under the Revolving Facilities fall on the same day, such SOFR Borrowings shall be considered a single SOFR Borrowing, and (ii) the initial Interest Period with respect to any SOFR Borrowing of Incremental Term Loans may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and Term SOFR with respect to such initial Interest Period shall be the same as Term SOFR applicable to any then-outstanding SOFR Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding SOFR Borrowing.

Section 2.20           Defaulting Lender.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and “Required Revolving Facility Lenders”.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees, premiums or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank and the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.21(j), fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.21(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks and the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank and the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)            No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(B)            Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C)            With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations. All or any part of such Defaulting Lender’s participation in Letters of Credit and any Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral and Prepayment of Swingline Exposure. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three Business Days following the written request of (i) the Administrative Agent, (ii) the Swingline Lender or (iii) any Issuing Bank, as applicable (with a copy to the Administrative Agent) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.21(j).

(b)            Defaulting Lender Cure. If the Borrower, the Administrative Agent, and, if the applicable Defaulting Lender is a Revolving Facility Lender, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.20(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Letters of Credit or Swingline Loans. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d)            Bankruptcy Event or a Bail-In Action and Other Commitments. If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Revolving Facility Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Revolving Facility Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

Section 2.21           Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more letters of credit in the form of (x) trade letters of credit in support of trade obligations of Holdings and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of Holdings and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of Holdings or any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that (w) no Issuing Bank shall be required to issue a Letter of Credit unless, after giving effect thereto, no more than twenty (20) Letters of Credit would be outstanding, (x) no Issuing Bank shall be required to issue Trade Letters of Credit unless it agrees in writing to do so in its sole discretion, (y) the Borrower shall remain primarily liable in the case of a Letter of Credit issued for the account of Holdings or a Subsidiary and (z) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirements of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)            Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.21) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver (or transmit through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the applicable Issuing Bank), to the applicable Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.21), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the aggregate Revolving Facility Credit Exposure of the applicable Class shall not exceed the aggregate Revolving Facility Commitments of such Class, (ii) the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit and (iii) with respect to the applicable Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the applicable Specified L/C Sublimit of such Issuing Bank then in effect.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by the Borrower and the applicable Issuing Bank in their sole discretion) after such extension) and (ii) the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit with a one year tenor may provide for automatic extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above (but in no event later than one year beyond the Revolving Facility Maturity Date), provided, that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is five (5) Business Days prior to the Revolving Facility Maturity Date for such Class the Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the Minimum L/C Collateral Amount of each such Letter of Credit on or prior to the date that is five (5) Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance.

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.21, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.09(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If the applicable Issuing Bank makes any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount in Dollars equal to such L/C Disbursement not later than (i) 12:00 p.m. Eastern Time on the same Business Day, if the drawing is submitted prior to 10:00 a.m. Eastern Time, or (ii) 12:00 p.m. Eastern Time on the following Business Day, if the drawing is submitted at or after 10:00 a.m. Eastern Time, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Loans of the applicable Class; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing of the applicable Class or Swingline Loan in an equivalent amount, and to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Loan or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f)            Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)            Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.21 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit. Any Issuing Bank (other than the Issuing Banks named in clause (i) of the definition thereof) may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.

(j)            Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.21(c), 2.09(e), 2.09(f), 2.09(g) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash equal to 103% of the Revolving L/C Exposure as of such date (or, in the case of Sections 2.21(c), 2.09(e), 2.09(f) and 2.09(g), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.20(a)(ii) shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.09(e), (f) or (g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.09(e), (f) and (g) no longer being exceeded, as applicable.

(k)            Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event to the extent permitted under Section 2.21(c) (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l)            Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m)            Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.21(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

(n)            Existing Letters of Credit. Each Existing Letter of Credit shall, on and after the Closing Date, be deemed to be a Letter of Credit issued under this Agreement for all purposes, and the Borrower shall be subject to all reimbursement, participation fee, Cash Collateral and other obligations applicable to Letters of Credit hereunder. The Existing Letters of Credit shall be deemed issued by the applicable Issuing Bank identified on Schedule 2.21, and the amounts thereof shall be included in the Revolving L/C Exposure and Letter of Credit Sublimit. The Administrative Agent may update Schedule 2.21 from time to time to reflect any issuance, amendment, extension, expiration, cancellation, reimbursement or other change relating to an Existing Letter of Credit.

Section 2.22           Swingline Loans.

(a)            Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans in Dollars to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of Swingline Loans exceeding the $7,500,000, (ii) the Swingline Lender’s Revolving Facility Credit Exposure exceeding its Revolving Facility Commitment or (iii) the aggregate Revolving Facility Credit Exposure exceeding the aggregate Revolving Facility Commitments. Within these limits, the Borrower may borrow, prepay and reborrow Swingline Loans; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.

(b)            To request a Swingline Loan, the Borrower shall submit a written notice to the Administrative Agent of such request by fax or through any Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Administrative Agent, not later than 12:00 noon, Eastern Time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower, to the extent the Swingline Lender elects to make such Swingline Loan, by means of a credit to the specified account of the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.21(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by 7.02, by remittance to the Administrative Agent to be distributed to the applicable Lenders) by 2:00 p.m. Eastern Time, on the requested date of such Swingline Loan.

(c)            The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Facility Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., Eastern Time, on a Business Day no later than 4:00 p.m., Eastern Time on such Business Day and if received after 11:00 a.m., Eastern Time, “on a Business Day” shall mean no later than 9:00 a.m., Eastern Time on the immediately succeeding Business Day), to pay to the Administrative Agent in dollars, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its obligations to acquire participations in Swingline Loans pursuant to this paragraph and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Facility Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer in dollars of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Facility Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof

(d)            The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Facility Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.11(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(e)            Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Facility Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.22(c) above.

Section 2.23           Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Subsidiary to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 7.02, such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMCB or its Affiliate is the Administrative Agent, neither JPMCB nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.23 in respect of such Banking Services or Swap Agreements.

Article III
REPRESENTATIONS AND WARRANTIES

On the date of each Credit Event, each of Holdings and the Borrower represents and warrants to each of the Lenders that:

Section 3.01           Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings and its Subsidiaries (a) is a partnership, limited partnership, limited liability company, corporation, company or other entity duly organized, validly existing and in good standing (or, if applicable in a jurisdiction outside of the United States of America, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02           Authorization. The execution, delivery and performance by the Borrower, Holdings and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the Borrowings hereunder (a) have been duly authorized by all corporate, shareholder, partnership, limited liability company or similar action required to be obtained by the Borrower, Holdings and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower, Holdings or any such Subsidiary Loan Party, (B) the certificate or articles of incorporation, amalgamation or other constitutive documents (including any partnership, limited liability company, operating or shareholders’ agreements) or by-laws of the Borrower, Holdings or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Borrower, Holdings or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred shares, agreement or other instrument to which the Borrower, Holdings or any such Subsidiary Loan Party is a party’ or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred shares, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) (other than clause (B) thereof) or (ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower, Holdings or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03           Enforceability. This Agreement has been duly executed and delivered by the Borrower and Holdings and constitutes, and each other Loan Document when executed and delivered by the Borrower, Holdings and each Subsidiary Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower, Holdings and each such Subsidiary Loan Party, as applicable, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Subsidiaries that are not organized or incorporated under the laws of the United States of America or any state, province or territory thereof or registrations, filings, notices or other actions or steps required to be made in order to perfect security created by the Security Documents or in order to achieve the relevant priority for all Liens created by such Security Documents.

Section 3.04           Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which Holdings, the Borrower or any Subsidiary Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office or the United States Copyright Office, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (t) filings or other actions listed on Schedule 3.04 and any other filings, registrations or notifications required by the Security Documents.

Section 3.05           Financial Statements. (a) The audited consolidated balance sheet and the statements of operations, shareholders’ equity and cash flows as of and for the fiscal year ended December 28, 2025 for Holdings and its consolidated subsidiaries and (b) the unaudited consolidated balance sheets and statements of operations, shareholders’ equity and cash flows as of and for the fiscal quarters ended July 12, 2026 and April 19, 2026 for Holdings and its consolidated subsidiaries, including the notes thereto, if applicable (collectively, the “Historical Financial Statements”), present fairly in all material respects the consolidated financial position of Holdings and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and shareholders’ equity and, if applicable, cash flows for the periods then ended and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06           No Material Adverse Effect. Since December 28, 2025, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07           Title to Properties; Possession Under Leases.

(a)            Each of Holdings and its Subsidiaries has good and marketable title in fee simple or equivalent to, or good and marketable leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not individually or in the aggregate materially affect its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens or Liens arising by operation of law.

(b)            Holdings and each of its Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c)            Schedule 1.01(B) lists each Material Real Property owned by any Loan Party as of the Closing Date.

Section 3.08           Subsidiaries. Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Subsidiary. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of any Subsidiaries of Holdings, except as set forth on Schedule 3.08(b).

Section 3.09           Litigation; Compliance with Laws.

(a)            There are no actions, suits, claims, disputes, proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower or Holdings, investigations by or on behalf of any Governmental Authority, now pending or threatened against Holdings or any of its Subsidiaries or any business, Property or rights of any such person (including that involve any Loan Document or the Transactions) that, individually or in the aggregate, have resulted in or could reasonably be expected to result in a Material Adverse Effect.

(b)            None of Holdings or any of its Subsidiaries is in violation of (nor will the continued operation of their respective Property or business as currently conducted violate) any Requirement of Law (including any zoning, building, ordinance, code or approval or any building permit) or any restrictions of record or agreements affecting any of Holdings’ or such Subsidiary’s Real Property or is in default with respect to any Order applicable to it or any of its Property where such violation or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.10           Federal Reserve Regulations. Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11           Investment Company Act. None of Holdings and its Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12           Use of Proceeds. (a) The Borrower will use the proceeds of the Initial Term Loans on or after the Closing Date solely (i) to consummate the Closing Date Refinancing, (ii) for working capital and general corporate purposes (including for Permitted Business Acquisitions, other acquisitions and capital expenditures, but excluding Restricted Payments) and (iii) for the payment of Transaction Expenses, (b) the Borrower will use the proceeds of the Revolving Facility Loans, and may request the issuance of Letters of Credit, solely for working capital and general corporate purposes (including, without limitation, for the Transactions, Transaction Expenses, Permitted Business Acquisitions, other acquisitions and Capital Expenditures, but excluding Restricted Payments), and (c) the Borrower will use the proceeds of any Incremental Term Loans and/or Incremental Revolving Loans after the Closing Date for working capital and general corporate purposes (including, without limitation, for the Transactions, Transaction Expenses, Permitted Business Acquisitions, other acquisitions and Capital Expenditures, but excluding Restricted Payments).

Section 3.13           Tax Returns. Except as set forth on Schedule 3.13 or as would not reasonably be expected to have a Material Adverse Effect:

(a)            Holdings and each of its Subsidiaries has filed or caused to be filed all federal, state and other material Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b)            Holdings and each of its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP; and

(c)            With respect to Holdings and each of its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14           No Material Misstatements.

(a)            All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) that has been made available by or on behalf of the Borrower, Holdings or any of their respective Affiliates or representatives concerning the Borrower, the Holdings any of their respective Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date (or, in respect of any other transactions, the closing date of such transaction) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b)            The Projections and other forward looking information and information of a general economic nature prepared by or on behalf of the Borrower or Holdings or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower or Holdings, as applicable, to be reasonable as of the date thereof (it being understood that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized), as of the date such Projections and information were furnished to the Lenders.

Section 3.15           Employee Benefit Plans. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified, and, to the knowledge of a Responsible Officer of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates; and (d) no ERISA Event has occurred or is reasonably expected to occur.

Section 3.16           Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by Holdings or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under or related to any Environmental Laws, Environmental Permits or Hazardous Materials, in each case relating to Holdings or any of its Subsidiaries or any of their respective predecessors, (ii) each of Holdings and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its facilities and operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by Holdings or any of its Subsidiaries (or any of their respective predecessors) that would reasonably be expected to give rise to any cost, liability or obligation of Holdings or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (iv) no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of Holdings or any of its Subsidiaries (or any of their respective predecessors) under any Environmental Laws or Environmental Permits, (v) there are no agreements in which Holdings or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, Environmental Permits or Hazardous Materials, and (vi) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to be material to Holdings or any of its Subsidiaries) of any property currently or, to the Borrower’s knowledge, formerly owned or leased by Holdings or any of its Subsidiaries that is in the possession or control of the Borrower and that has not been made available to the Administrative Agent and the Lenders prior to the Closing Date.

Section 3.17           Security Documents.

(a)            The Pledge and Security Agreement will be effective to create (to the extent described therein and subject to exceptions set forth in the Collateral and Guarantee Requirement and any perfection requirements set out in the Pledge and Security Agreements) in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable first ranking security interest in the Collateral described therein and proceeds thereof (in each case, subject to Permitted Liens). As of the Closing Date, in the case of the Pledged Collateral described in the Pledge and Security Agreements, when certificates or promissory notes, as applicable, representing such Pledged Collateral required to be delivered under the terms set forth in the Pledge and Security Agreements are delivered to the Collateral Agent, and in the case of the other Collateral described in the Pledge and Security Agreement (other than Real Property and the Intellectual Property described in Section 3.17(b)), when financing statements and other filings are filed or registered, as applicable, in the applicable offices or system of registration and other actions described in the Pledge and Security Agreements are taken in applicable jurisdictions, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected first ranking Lien (in each case, subject to Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Loan Documents) and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)            When the financing statements referred to in clause (a) above have been properly filed and, if necessary, the Pledge and Security Agreement or Intellectual Property Security Agreement have been properly filed and recorded in the United States Patent and Trademark Office, the United States Copyright Office, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property included in the Collateral that is protected under the intellectual property laws of the United States (to the extent intended to be created thereby and required to be perfected under the Loan Documents), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens that by their terms or operation of law rank prior thereto (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, may be necessary to perfect a Lien on registered Trademarks and Patents, Trademark and Patent applications and registered Copyrights or exclusive licenses to registered U.S. Copyrights acquired by the Loan Parties after the Closing Date).

(c)            The Mortgages executed and delivered after the Closing Date pursuant to Section 5.09 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable first ranking Liens (subject to Permitted Liens) on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed, registered or recorded in the proper real estate filing, land registry or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid and enforceable first ranking Liens (subject to Permitted Liens) with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code (or similar laws in applicable jurisdictions), the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d)            Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under the laws of any jurisdiction other than the United States, and none of Holdings, the Borrower nor any Subsidiary Loan Party shall take any action to perfect any security interest in any part of the Collateral consisting of Intellectual Property outside of the United States.

Section 3.18           Location of Real Property. The Perfection Certificate lists correctly as of the Closing Date, all Material Real Property owned by the Borrower, Holdings and the Subsidiary Loan Parties and the addresses and descriptions thereof. As of the Closing Date, the Borrower, Holdings and the Subsidiary Loan Parties own good and marketable title in fee simple to all the real property owned by them as set out in the Perfection Certificate, except for Permitted Liens and except for defects in title that do not individually or in the aggregate materially affect their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes.

Section 3.19           Solvency.

(a)            As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, (i) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b)            As of the Closing Date, immediately after giving effect to the consummation of the Transactions on the Closing Date, the Borrower does not intend to and Holdings does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 3.20           Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of the Borrower, threatened against Holdings or any of its Subsidiaries; (b) the hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries or for which any claim may be made against Holdings or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary’ to the extent required by GAAP.

Section 3.21           Insurance. Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of Holdings or its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22           No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23           Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) Holdings and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses free and clear of all Liens other than Permitted Liens, (b) Holdings and its Subsidiaries are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any person and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by Holdings or any of its Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing and (ii) no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) (including alleging that Holdings or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property of any person) is pending or threatened in writing.

Section 3.24           Senior Debt. The Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness (other than the Obligations under this Agreement) of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Obligations.

Section 3.25           USA PATRIOT ACT; OFAC.

(a)            (i) Holdings and each of its Subsidiaries is in compliance in all material respects with the applicable material provisions of the USA PATRIOT Act and The Money Laundering Control Act of 1986, 18 USC sec 1956 and 1957, (ii) at least three (3) Business Days prior to the Closing Date, the Borrower has provided to the Administrative Agent all information related to the Loan Parties (including names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent not less than three (3) Business Days prior to the Closing Date required under “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to be obtained by the Administrative Agent or any Lender and (iii) at least three (3) Business Days prior to the Closing Date, to the extent Holdings, the Borrower or any Subsidiary Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, any Lender that has reasonably requested, in a written notice to the Borrower not less than seven (7) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower or such Subsidiary Loan Party, shall have received such Beneficial Ownership Certification.

(b)            None of Holdings or any of its Subsidiaries, their respective directors or officers, nor, to the knowledge of Holdings, any agent, employee or person in control of Holdings or any of its Subsidiaries is (i) currently subject to any economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by the U.S. government (including by the U.S. State Department and the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department), the Government of Canada, the European Union or any relevant member state, the United Nations Security Council or His Majesty’s Treasury of the United Kingdom (“Sanctions”), (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in any country, region or territory to the extent that such country, region or territory itself is the subject of comprehensive, territorial Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

(c)            The Borrower will not directly or knowingly indirectly use the proceeds of the Loans or use the Letters of Credit or otherwise make available such proceeds or Letters of Credit to any person, for the purpose of financing the activities of any person that is, at the time of such financing, the target of any Sanctions or for the purpose of funding, financing or facilitating any activities, business or transaction with or in any country, region or territory that is the target of the Sanctions, to the extent such activities, businesses or transaction would be prohibited by applicable sanctions laws and regulations administered by the United States of America, including OFAC and the U.S. State Department, the United Nations Security Council, the Government of Canada, His Majesty’s Treasury, the European Union or relevant Participating Member States of the European Union (collectively, the “Sanctions Laws”), or in any manner that would result in the violation of any Sanctions Laws applicable to any party hereto. Holdings and its Subsidiaries are in compliance with all applicable Sanctions Laws in all material respects.

Section 3.26           Foreign Corrupt Practices Act.

(a)            Each of Holdings and its Subsidiaries, their respective directors and officers, and to the knowledge of Holdings or any of its Subsidiaries, their agents or employees, are in compliance with the U.S. Foreign Corrupt Practices Act of 1977 and any other law concerning or relating to bribery or corruption of a jurisdiction in which Holdings or any of its Subsidiaries conduct their business and to which they are lawfully subject (the “Anti-Corruption Laws”), in each case, in all material respects.

(b)            No part of the proceeds of the Loans made hereunder and no Letters of Credit will be used in violation of any Anti-Corruption Law, including to make any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(c)            Holdings and its Subsidiaries implement and maintain in effect policies and procedures designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions in all material respects.

Section 3.27           Chief Executive Offices; Collateral Locations.

(a)            The chief executive office address of each Loan Party is set forth on Schedule 3.27(a).

(b)           Schedule 3.27(b) sets forth any locations (other than with respect to inventory in transit) where any Loan Party maintains any Collateral material to the business of Holdings and its Subsidiaries, taken as a whole.

Section 3.28           All Necessary Permits. Each of Holdings and its Subsidiaries possesses all Permits and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate its properties and to carry on its businesses as currently conducted and all such Permits are in good standing, in each case except where the failure to possess such Permits would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Holdings, neither Holdings nor any of its Subsidiaries is in violation of, or in default under, any of the Permits except where such violation or default could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any Permit except where such revocation or modification could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.29           Food Safety’ Matters. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) except for ordinary course inquiries or inspections by Governmental Authorities, neither Holdings nor any of its Subsidiaries is presently subject to any notice of any proceeding (including any suit, action, litigation, action, or investigation) that remains unresolved related to noncompliance with Food Safety Requirements; and (b) there is not currently under consideration by Holdings or its Subsidiaries any recall or market withdrawal of any food product sold by Holdings or its Subsidiaries.

Section 3.30           Franchise Matters. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) each Loan Party is in compliance with each of the Franchise Agreements to which it is a party, (b) each such Franchise Agreement remains in full force and effect and (c) no event has occurred which could reasonably be expected to result in the cancellation, termination or early expiration of any Franchise Agreement. The Franchise Agreements may be assigned by Holdings and its Subsidiaries, or their assigns or by a receiver appointed pursuant to the Loan Documents without restriction and without requiring the consent of the franchisees, except (a) any such assignments being subject to customary commercial conditions, such as the provision of notice, the requirement that any such assignee assume the obligations and liabilities under the applicable Franchise Agreements, and the requirement that any assignee be financially responsible or economically capable), (b) any restrictions imposed by any applicable law and (c) any other restrictions that could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (a) each Loan Party has prepared and maintained each of its Franchise Disclosure Documents, in an accurate and correct manner, (b) each Loan Party has filed all required Franchise Disclosure Documents required by law in all states and jurisdictions requiring registration and approval prior to any offers or sales of franchises in such states, (c) each Loan Party has filed all material changes, amendments, renewals thereto on a timely and accurate basis as required under, and required by applicable law and (d) each Franchise Agreement complies with all Franchise Laws.

Article IV
CONDITIONS OF LENDING

The obligations of (a) the Lenders to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01           All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (in each case, other than pursuant to an Incremental Assumption Agreement):

(a)            The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.21(b).

(b)           In the case each Credit Event that occurs on or after the Closing Date, the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and except to the extent such representations and warranties are qualified by materiality, Material Adverse Effect or similar language (in which case such representations and warranties shall be true and correct in all respects).

(c)            In the case of each Borrowing or other Credit Event that occurs on or after the Closing Date, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d)           Each Borrowing and other Credit Event that occurs on or after the Closing Date shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal of a Letter of Credit, as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02           First Credit Event. On or prior to the Closing Date:

(a)            The Administrative Agent (or its counsel) shall have received from each of the Borrower, Holdings, the Lenders and the Issuing Banks (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf’)) that such party has signed a counterpart of this Agreement.

(b)            The Administrative Agent and the Lenders shall have received, (i) a written opinions of Kirkland & Ellis LLP, as New York counsel for the Loan Parties (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and the Issuing Banks on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request, (ii) a written opinion of Holland & Hart LLP, as Nevada counsel for the Loan Parties, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and the Issuing Banks on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent shall reasonably request and (iii) a written opinion of Ogden Murphy Wallace P.L.L.C., as Washington counsel for the Loan Parties, (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Lenders and the Issuing Banks on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent shall reasonably request.

(c)            The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i)            that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary or Assistant Secretary of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)           that attached thereto is a certificate of good standing (or equivalent document) from the Secretary of State (or other similar official) of the jurisdiction of its organization,

(iii)          that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv)          that attached thereto is a true and complete copy of the minutes of, or resolutions duly adopted by, the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such minutes or resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and

(v)           as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(d)           The Administrative Agent and Lenders shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the Lenders shall have received the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e)           The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit H and signed by a Financial Officer of Holdings confirming the solvency of Holdings and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f)            The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least one (1) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Mayer Brown LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(g)           Except as set forth in Schedule 5.13 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”), the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(h)           The Administrative Agent and the Lenders shall have received all documentation and other information required by Section 3.25(a)(ii) and (iii) on or prior to the dates set forth therein, as applicable, to the extent such information has been requested not less than three (3) Business Days prior to the Closing Date.

(i)            All material approvals and material consents of any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties party thereto and the consummation of the Transactions shall have been obtained.

(j)            The Administrative Agent and the Lenders shall have received a closing date certificate substantially in the form of Exhibit I and signed by a Financial Officer of the Borrower which shall include certifications to the effect that the conditions precedent set forth in Sections 4.01(b) and (c) hereof have been satisfied on the Closing Date.

(k)            Prior to or substantially concurrently with the initial Borrowing on the Closing Date, (i) the Closing Date Refinancing shall have been consummated and (ii) all security interests and guaranties in connection with the Existing Debt Arrangements shall be terminated and released, or arrangements for such termination and release shall have been made, including execution and delivery of a customary payoff letter, in each case which are reasonably acceptable to the Administrative Agent.

(l)            The Administrative Agent and the Lenders shall have received the Historical Financial Statements.

(m)          The Administrative Agent and the Lenders shall have received true and complete duly executed copies of each of the Closing Date Refranchising Agreements, each of which shall be in full force and effect.

For purposes of determining compliance with the conditions specified in this Section 4.01 and Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Article V
AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of its respective Subsidiaries to:

Section 5.01           Existence; Conduct of Business; Business and Properties.

(a)            Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of Holdings (other than the Borrower), where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Holdings or a Wholly Owned Subsidiary of Holdings in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except as permitted under Section 6.05).

(b)            Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend, maintain and keep in full force and effect all Permits, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02           Insurance.

(a)            Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to Real Property located in the United States and as an additional insured on liability policies maintained by Loan Parties in the United States. Notwithstanding the foregoing, Holdings and its Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business usually self-insure.

(b)            Except as the Administrative Agent may agree in its reasonable discretion, cause all such property and casualty insurance policies with respect to the Mortgaged Property to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, and shall deliver certificates of an insurance broker with respect to the foregoing policies to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower will use commercially reasonable efforts to cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (or 10 days if cancellation is due to non-payment of premium). The Borrower shall promptly deliver to the Collateral Agent a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto upon the cancellation or renewal of any such policy.

(c)            If any portion of any Mortgaged Property located in the United States of America is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with the applicable Flood Insurance Requirements and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including a copy of the flood insurance policy and a declaration page relating thereto.

(d)           In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)            the Administrative Agent, the Collateral Agent, the Lenders and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then Holdings, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders and their agents and employees;

(ii)           the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings and its Subsidiaries or the protection of their properties; and

(iii)          except with respect to subsection (c) above, the amount and type of insurance that Holdings and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03           Taxes. Pay its obligations in respect of all Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or the failure to pay such amounts would not reasonably be expected to have a Material Adverse Effect.

Section 5.04           Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)            within one hundred twenty (120) days after the end of each fiscal year (or, if publicly filed on an earlier date, upon the filing thereof) (commencing with the fiscal year ending December 27, 2026), a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows shall be audited by a “big-four” accounting firm or another nationally recognized accounting firm or other accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that Deloitte Touche Tohmatsu Limited shall be reasonably acceptable) and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of Holdings or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an upcoming maturity date under any series of Indebtedness or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)            within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (or, if publicly filed on an earlier date, upon the filing thereof) (commencing with the fiscal quarter ending October 4, 2026), a consolidated balance sheet and related statements of operations, shareholders’ equity and cash flow’s showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year and, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of income, shareholders’ equity and cash flows shall be accompanied by customary management’s discussion and analysis and which shall be certified by a Financial Officer of Holdings on behalf of Holdings as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above (commencing with the fiscal year ending December 27, 2026), a duly executed and completed Compliance Certificate (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail demonstrating compliance each Financial Covenant and (iii) in connection with any Compliance Certificate delivered with the financial statements under Section 5.04(a) above (commencing with the fiscal year of Holdings ending on or around December 26, 2027), a calculation of Excess Cash Flow for the applicable Excess Cash Flow Period;

(d)            promptly, from time to time, (i) such other customary information regarding the operations, business affairs and financial condition of Holdings or any of the Subsidiaries or compliance with the terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money-laundering rules and regulations and the Beneficial Ownership Regulation; and

(e)            within sixty (60) days after the end of each fiscal year (commencing with the fiscal year ending on December 27, 2026), an annual business plan and reasonably detailed forecasts prepared by management of Holdings for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof.

The Borrower hereby acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05           Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders and the Issuing Banks) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or result in liability in excess of $15,000,000;

(c)           the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d)           any action, claim, investigation or proceeding against, or any noncompliance by, Holdings or any of its Subsidiaries related to any Environmental Law, Environmental Permit or Hazardous Material that could reasonably be expected to have a Material Adverse Effect; and

(e)           any breach or non-performance of, or any default under, (i) any agreement or document governing Material Indebtedness or (ii) any contractual obligation (including in respect of any Franchise Agreement) of any Loan Party or any Subsidiary of any Loan Party, or any violation of, or non-compliance with, any Requirement of Law that in the case of this clause (ii) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and in the case of clauses (i) and (ii) including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such person has taken, is taking or proposes to take in respect thereof.

Section 5.06          Compliance with Laws. Comply with all Requirements of Law (including, for the avoidance of doubt, any zoning, building, ordinance, code or approval and any building permit, as well as Food Safety Requirements and Franchise Laws) applicable to it or its Property or any restrictions of record or agreements affecting its Real Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07          Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of Holdings or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided that excluding any such exercise of rights described in this Section 5.07 during the continuation of an Event of Default, such rights shall not be exercised more often than one (1) time during any calendar year.

Section 5.08           Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain, renew and comply with all Environmental Permits; and conduct any investigation, study, sampling and testing, and undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any of properties owned, leased or operated by it in accordance with the requirements of all Environmental Laws, except, in each case with respect to this Section 5.08, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.09           Further Assurances; Additional Security.

(a)            Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing, registration and recording of financing statements, fixture filings, Mortgages and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)            If (1) any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $1,500,000 is acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party or (2) any assets (other than Real Property) that have an aggregate fair market value (as determined in good faith by the Borrower) in an amount greater than $5,000,000 are acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party, (in each case under the preceding clauses (1) and (2), other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property or (z) any Controlled Account described in Section 5.11(a)), the Borrower, Holdings or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset or assets, as applicable, to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Administrative Agent or the Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.09, all at the expense of the Loan Parties, subject to clause (g) below.

(c)            (i) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent and register first ranking (subject to Permitted Liens) security interests in, and Mortgages on, any Material Real Property of the Borrower, Holdings or such Subsidiary Loan Parties, as applicable, that are acquired after the Closing Date within one hundred and twenty (120) days after the acquisition thereof (or such later date as the Administrative Agent may agree in its reasonable discretion) pursuant to documentation in form reasonably satisfactory to the Collateral Agent and the Borrower, which security interest and mortgage shall constitute valid and enforceable first priority Liens (subject to Permitted Liens) subject to no other Liens except Permitted Liens, (ii) record, register or file, and cause each such Subsidiary to record, register or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, and (iii) deliver to the Collateral Agent an updated Schedule 1.01(B) reflecting such Mortgaged Properties. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrower shall cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(d)            If any additional direct or indirect Subsidiary of Holdings is formed or acquired after the Closing Date (including, without limitation, pursuant to a Delaware LLC Division) (with any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, promptly after the date such Subsidiary is formed or acquired notify the Collateral Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion (or, if longer, (x) within forty-five (45) days with respect to any Intellectual Property for which Intellectual Property Security Agreements must be filed or (y) with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement,” within one hundred and twenty (120) days, in each case, after such formation or acquisition or such longer period as set forth therein or as the Administrative Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below.

(e)            If at the time of delivery of any financial statements pursuant to Section 5.04, there are Subsidiaries of Holdings which are classified as “Immaterial Subsidiaries” but which collectively (a) have greater than 5.00% of Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis or (b) generate more than 5.00% of total revenues of Holdings and its Subsidiaries on a consolidated basis, then the Borrower shall promptly cause one or more of such Immaterial Subsidiaries that does not otherwise qualify as an Excluded Subsidiary to comply with the other provisions of this Section 5.09, such that, after such Subsidiaries become Guarantors hereunder (and provide all Collateral required to be provided by Guarantors), all “Immaterial Subsidiaries” that are not Guarantors shall (A) have not more than 5.00% of Consolidated Total Assets of Holdings and its Subsidiaries on a consolidated basis and (B) generate not more than 5.00% of total revenues of Holdings and its Subsidiaries on a consolidated basis.

(f)            Furnish to the Collateral Agent prompt written notice (but in no event later than 10 days after the occurrence thereof) of any change (i) in any Loan Party’s legal or organization name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational type, (iv) in any Loan Party’s federal taxpayer identification number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction); provided, that, the Borrower shall not effect or permit any such change unless all filings, to the extent applicable and required, have been made, or will have been made within 60 days following such change (or such longer period as the Administrative Agent may agree in its reasonable discretion), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g)            The Collateral and Guarantee Requirement and the other provisions of this Section 5.09 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property other than Material Real Property, (ii) motor vehicles and other assets subject to certificates of title (other than to the extent a Lien on such assets can be perfected by filing a UCC-1 by a Loan Party organized in the United States that is otherwise required to be filed for the benefit of the Secured Parties under the terms of the Pledge and Security Agreement), (iii) (x) letter of credit rights and (y) commercial tort claims with a value of less than $1,500,000 (in the case of each of clauses (x) and (y), other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1 by a Loan Party organized in the United States that is otherwise required to be filed for the benefit of the Secured Parties under the terms of the Pledge and Security Agreement), (iv) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable Requirement of Law) or which require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received or to the extent any such consent, approval, license or authorization is rendered ineffective after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable Requirement of Law), (v) assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences to Holdings or any Subsidiary as determined in good faith by the Borrower, and disclosed in writing to the Administrative Agent together with a reasonably detailed explanation of such determination, (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other Requirement of Law, (vii) any governmental licenses or state, provincial, territorial or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, in each case after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable Requirement of Law, (viii) any “intent-to-use” applications for Trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051 or similar laws in other jurisdictions, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act (or the equivalent in any applicable jurisdiction) has been filed and accepted by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application under applicable federal law, (ix) cash and Permitted Investments maintained in an Excluded Account of the type specified in clauses (i), (iii) or (iv) of the definition of “Excluded Account”, (x) any Excluded Securities, (xi) any Third Party Funds, (xii) any equipment or other asset that is subject to a Lien permitted by any of clauses (i) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt, a Sale and Lease-Back Transaction or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt, Sale and Lease-Back Transaction or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Borrower or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or any other applicable Requirement of Law and (xiii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; provided that (x) the Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property” and (y) the Excluded Property shall not include any proceeds, substitutions or replacements of Excluded Property (unless such proceeds, substitutions or replacements would constitute Excluded Property). Notwithstanding anything herein to the contrary, (A) the Administrative Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents or to the extent any requirements are not applicable in the relevant jurisdiction, (B) except as required by Section 5.11, no control agreements, lock box or similar arrangements shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers or other collateral access agreements shall be required (except that the Borrower shall be required to use commercially reasonable efforts to obtain a customary landlord waiver or collateral access agreement with respect to its chief executive office within ninety (90) days of the Closing Date), (D) no security documents governed by, or perfection actions under, the law of a jurisdiction other than the United States shall be required, (E) no notice shall be required to be sent to insurers, account debtors or other contractual third parties prior to the occurrence and during the continuance of an Event of Default, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (G) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax that is not de minimis as reasonably determined by the Borrower, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to one hundred fifteen percent (115%) of the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Administrative Agent).

(h)            Within 45 days of request therefor (or with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement,” within one hundred and twenty (120) days) (or, in each case, such later date as the Administrative Agent may agree), each Loan Party will take, at its expense, all actions and execute and deliver all such agreements, documents and instruments that the Administrative Agent or the Collateral Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid and perfected first priority (subject to Permitted Liens) security interest in the property of such Loan Party located in the United States.

(i)             For the avoidance of doubt, Section 5.11, and not this Section 5.09, shall govern the Loan Parties’ obligations with respect to Deposit Accounts and Securities Accounts.

Section 5.10           Compliance with USA PATRIOT ACT, Anti-Corruption Laws and Sanctions Laws. Comply in all material respects with the applicable portions of the USA PATRIOT Act, The Money Laundering Control Act of 1986, 18 USC sec 1956 and 1957, all applicable Anti-Corruption Laws and all applicable Sanctions Laws.

Section 5.11           Account Control Agreements.

(a)            Within one hundred and twenty (120) days after (x) the Closing Date or (y) in the case of any person that becomes a Loan Party after the Closing Date, the date such person becomes a Loan Party (in each case, or such longer period as the Administrative Agent may agree in its reasonable discretion), the applicable Loan Parties shall use commercially reasonable efforts to deliver an Account Control Agreement with respect each of its Deposit Accounts and Securities Accounts (other than Excluded Accounts) that are located in the United States pursuant to documentation reasonably satisfactory to the Collateral Agent.

(b)            At any time after the occurrence and during the continuance of a Control Triggering Event, the Administrative Agent shall have the right to deliver a Notice of Exclusive Control (or similar term, as defined in each Account Control Agreement) with respect to each Controlled Account.

(c)            Subject to Section 5.11(e), the Loan Parties may close and/or open any account (including any Controlled Account) maintained at any bank or other financial institution subject to the applicable requirements of Section 5.11(a).

(d)            So long as no Control Triggering Event has occurred and is continuing, the Loan Parties may direct the manner of disposition of funds in all Controlled Accounts.

(e)            Within one hundred and twenty (120) days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), Holdings and each of its Subsidiaries will establish and maintain the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. In addition, Holdings and each of its Subsidiaries will establish and maintain the Administrative Agent as its principal provider of other bank products.

Section 5.12           Lender Calls. Upon request of the Administrative Agent, the Borrower will, on a date following the end of each fiscal quarter and following the delivery of financial information set forth in Sections 5.04(a) and (b), commencing with the first full fiscal quarter ending after the Closing Date, hold a conference call (a “Lender Call”) (at a time mutually agreed upon by the Borrower and the Administrative Agent), with all Lenders who choose to attend such conference call, at which conference call shall be discussed the affairs, finances and accounts of Holdings and its Subsidiaries; provided, that any public earnings call held by Holdings or the Borrower for any fiscal quarter shall satisfy the foregoing requirement for a Lender Call, and the Borrower shall not be required to hold a Lender Call, for such fiscal quarter.

Section 5.13           Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.13 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

Article VI
NEGATIVE COVENANTS

Each of Holdings and the Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, it will not, and will not permit any of its respective Subsidiaries to:

Section 6.01           Indebtedness. Incur, create, assume or cause to exist any Indebtedness, except:

(a)            (i) Indebtedness existing on the Closing Date (provided that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $250,000 individually or in excess of $1,000,000 in the aggregate shall be set forth on Schedule 6.01), and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with Holdings or any Subsidiary);

(b)            the Obligations and any other Indebtedness created hereunder (including pursuant to Section 2.19) and under the other Loan Documents;

(c)            Indebtedness of Holdings or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d)            Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business;

(e)            Indebtedness of Holdings to any Subsidiary and of any Subsidiary to Holdings or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party owing to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Obligations under this Agreement on subordination terms described in the intercompany note substantially in the form of Exhibit J or on substantially identical subordination terms or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations, in each case, in the ordinary course of business;

(g)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case entered into in the ordinary course of business;

(h)            Indebtedness of a Subsidiary acquired after the Closing Date or a person merged, amalgamated or consolidated with Holdings or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by Holdings or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition, merger, amalgamation or consolidation), in each case, where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement and such Indebtedness was not incurred in contemplation of such acquisition, merger, amalgamation or consolidation, in an aggregate outstanding principal amount (taken together with all outstanding Permitted Refinancing Indebtedness in respect thereof) not to exceed at any time the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period; provided, that such assumed Indebtedness was not incurred in contemplation of the relevant acquisition or Investment and such Indebtedness is not secured or guaranteed by assets other than as contemplated by the definitive documentation for such Indebtedness at the time of such assumption;

(i)            Capitalized Lease Obligations and other Indebtedness incurred by Holdings or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, installation, repair, replacement or improvement of the respective property (real or personal) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, repair, replacement or improvement, in an aggregate outstanding principal amount that, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), does not exceed at any time the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period;

(j)            unsecured Indebtedness of Holdings or any Subsidiary consisting of earnout obligations, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(j), in an aggregate outstanding amount not to exceed at any time $5,000,000;

(k)            Indebtedness of Holdings or any Subsidiary, in an aggregate outstanding principal amount that, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), does not exceed at any time the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period;

(l)            Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(l), does not exceed at any time the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period;

(m)           Guarantees (i) by Holdings, the Borrower or any Subsidiary Loan Party of any Indebtedness of Holdings, the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by Holdings, the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party or of a Loan Party; provided that Guarantees by Holdings, the Borrower or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n)           unsecured Indebtedness arising from agreements of Holdings or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with any Permitted Business Acquisition, other Investments permitted hereunder or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement or a transaction consummated prior to the Closing Date, in an aggregate outstanding principal amount not to exceed at any time $2,500,000;

(o)           [reserved];

(p)           [reserved];

(q)           Indebtedness incurred in the ordinary course of business in respect of obligations of Holdings or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(r)            Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for Holdings or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary, in each case, incurred in the ordinary course of business;

(s)           obligations in respect of Cash Management Agreements incurred in the ordinary course of business;

(t)            [reserved];

(u)           Indebtedness issued by Holdings or any Subsidiary to current or former officers, directors and employees thereof or any Parent Entity, their respective estates, spouses or former spouses, in each case, to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity permitted by Section 6.06(c);

(v)           Indebtedness of Holdings or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of Holdings and its Subsidiaries and not constituting debt for borrowed money;

(w)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(x)            Indebtedness arising out of Sale and Lease-Back Transactions permitted under Section 6.03;

(y)           Indebtedness consisting of obligations of Holdings or any Subsidiary under deferred compensation or other similar arrangements arising in the ordinary course of business and incurred by such person in connection with Permitted Business Acquisitions or any other Investment permitted hereunder;

(z)            [reserved];

(aa)          unsecured Indebtedness of Holdings or any Subsidiary in an aggregate principal amount outstanding that, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(aa) and any outstanding Permitted Refinancing Indebtedness in respect thereof, does not at any time exceed $10,000,000, provided, that, (x) the final maturity date of any such Indebtedness shall be no earlier than the Initial Term Facility Maturity Date and (y) the Weighted Average Life to Maturity of any such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans;

(bb)           Guarantees given by Holdings or any Subsidiary with respect to the Indebtedness of a Red Robin franchisee in an aggregate principal amount outstanding that, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), does not exceed at any time the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period; and;

(cc)           all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest, but excluding interest that is paid in kind or otherwise capitalized as principal), fees, expenses, charges and additional or contingent interest (other than interest that is paid in kind or otherwise capitalized as principal) on obligations described in clauses (a) through (bb) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc) but may be permitted in part under any combination thereof, and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (cc), the Borrower may, in its sole discretion, divide or classify (but not later reclassify or later divide), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, division or classification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided or classified pursuant to any other clause (or any portion thereof) at such time; provided that (x) all Indebtedness outstanding on the Closing Date under this Agreement and set forth on Schedule 6.01 shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.01 and (y) all Indebtedness outstanding under the Revolving Facility and any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness thereof shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01.

Section 6.02          Liens. Create, incur, assume or cause to exist any Lien on any property or assets (including shares or other securities of any person) of Holdings or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)            Liens on property or assets of Holdings and its Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $250,000 individually or in excess of $1,000,000 in the aggregate, set forth on Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that such Liens (i) shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01 that does not increase the outstanding principal amount thereof (other than by the amount of any unused commitments thereunder, accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items), in each case, in connection with the refinancing of such obligations)) and (ii) shall not subsequently apply to any other property or assets of Holdings or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b)           Liens created under the Loan Documents (including Liens securing Indebtedness permitted by Section 6.01(b));

(c)           any Lien on any property or asset of Holdings or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that (i) such Lien does not apply to any other property or assets of Holdings or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset or Investment, and, in each case, accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens on the Collateral securing the Obligations, such Liens shall be subject to a Permitted Junior Intercreditor Agreement, (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Obligations, such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (iv) such Lien is not created in contemplation of or in connection with the applicable acquisition, merger, amalgamation or consolidation;

(d)           Liens for Taxes, assessments or other governmental charges or levies not delinquent by more than 30 days, that are being contested in compliance with Section 5.03 or the non-payment of which would not constitute a breach of Section 5.03;

(e)           Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, in each case securing obligations incurred in the ordinary course of business that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)            (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Subsidiary;

(g)            deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case incurred in the ordinary course of business (including, without limitation, in connection with arrangements with governmental entities to sell or distribute product), including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)            zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances, in each case, incurred in respect of real property in the ordinary course of business and title defects or irregularities that are of a minor nature and that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(i)            Liens securing Indebtedness permitted by Section 6.01(i); provided that such Liens do not apply to any property or assets of Holdings or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and customary related property in respect thereof; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)            Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and customary related property in respect thereof;

(k)            Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)            Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.09 or Schedule 5.13 and any replacement, extension or renewal of any such Lien; provided that (i) no such Lien shall secure any obligations constituting debt for borrowed money and (ii) such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the obligations secured by such Lien or such replacement, extension or renewal Lien are permitted by this Agreement;

(m)           any interest or title of a lessor or sublessor under any leases or subleases entered into by Holdings or any Subsidiary in the ordinary course of business;

(n)           Liens that are contractual rights of set-off (and related pledges) (i) relating to the establishment of depository relations with banks and other financial institutions in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of Holdings or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Holdings or any Subsidiary in the ordinary course of business;

(o)           Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights arising in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies arising in the ordinary course of business pursuant to agreements therewith;

(p)           Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances or similar obligations and completion guarantees permitted under Section 6.01(f) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances or similar obligations and completion guarantees and the proceeds and products thereof;

(q)           leases, subleases, or licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole and not constituting a Disposition or exclusive licensing (or sub-licensing) of material Intellectual Property by a Loan Party to a Person that is not a Loan Party;

(r)            Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(s)            Liens solely on any customary cash earnest money deposits made by Holdings or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Business Acquisition or other Investment or acquisition permitted hereunder;

(t)            Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01(l);

(u)           [reserved];

(v)           the prior rights of consignees and their lenders in respect of assets subject to consignment arrangements entered into in the ordinary course of business;

(w)          agreements to subordinate any interest of Holdings or any Subsidiary in any accounts receivable or other proceeds arising from inventory or equipment consigned by Holdings or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x)            Liens arising in the ordinary course of business from precautionary Uniform Commercial Code financing statements (or the equivalent in any applicable jurisdiction) regarding operating leases or other obligations not constituting Indebtedness;

(y)           [reserved];

(z)            [reserved];

(aa)          Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(bb)         Liens securing insurance premiums financing arrangements permitted under Section 6.01(w)(i); provided that such Liens are limited to the applicable unearned insurance premiums;

(cc)          in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject that, individually or in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Holdings or any Subsidiary;

(dd)         Liens securing Indebtedness or other obligation (i) of Holdings or a Subsidiary in favor of Holdings or any Subsidiary Loan Party and (ii) of any Subsidiary that is not a Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee)          Liens (i) on customary deposits securing Hedging Agreements entered into in the ordinary course of business for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ff)           Liens on goods, inventory or equipment the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of Holdings or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg)         [reserved];

(hh)         [reserved];

(ii)            [reserved];

(jj)           Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by Holdings or any of the Subsidiaries in the ordinary course of business;

(kk)          Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens or Junior Liens, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party; provided further that any Lien incurred in reliance on this Section 6.02(kk) and the obligations secured thereby, in each case, shall continue to be subject to the caps, conditions, limitations and other terms and conditions provided under such other clause of this Section 6.02 upon which such Lien was originally incurred;

(ll)           other Liens with respect to property or assets of Holdings or any Subsidiary securing obligations in an aggregate outstanding principal amount that does not at any time exceed the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period;

(mm)       Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of Holdings or (B) such person or such property is acquired by Holdings or any Subsidiary; provided that (i) such Liens do not extend to any other assets of Holdings or any Subsidiary’ (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property), (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any Permitted Refinancing Indebtedness in respect thereof), (iii) such Indebtedness is permitted under Section 6.01(h) and (iv) such Liens were not incurred in contemplation of such acquisition or such person otherwise becoming a Subsidiary;

(nn)         restrictions by Governmental Authorities on the operations, business or assets of Holdings or its Subsidiaries that are customary in Holdings’ and its Subsidiaries’ business;

(oo)         pledges or deposits to secure the utility obligations of Holdings and its Subsidiaries incurred in the ordinary course of business; and

(pp)         (i) mortgages, liens, security interests, restrictions, encumbrances and any other matters that have been placed by Governmental Authority, developer, landlord or other third party in respect of property that is not owned by Holdings or any Subsidiary over which Holdings or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain or expropriation proceedings affecting any real property.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (pp) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (pp), the Borrower may, in its sole discretion, divide or classify (but not later reclassify or later divide), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, division or classification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided or classified pursuant to any other clause (or any portion thereof) at such time.

Section 6.03           Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, other than pursuant to an Operating Lease (a “Sale and Lease- Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) [reserved], (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired or (b) in connection with transactions with respect to any other property owned by Holdings, the Borrower or any Subsidiary Loan Party in aggregate amount for all such transactions not to exceed $10,000,000, provided, that (i) the Net Proceeds therefrom are used to prepay the Loans to the extent required by Section 2.09(b) and (ii) with respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions pursuant to this clause (b) with Net Proceeds in excess of $1,000,000 individually, the requirements of the last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04           Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any capital contribution or loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of intercompany liabilities (other than Indebtedness) incurred in the ordinary course of business to facilitate the cash management, tax and accounting operations of Holdings and its Subsidiaries), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)            [reserved];

(b)            (i) Investments by Holdings or any Subsidiary in the Equity Interests of Holdings or any Subsidiary; (ii) intercompany loans from Holdings or any Subsidiary to Holdings or any Subsidiary; and (iii) Guarantees by Holdings or any Subsidiary of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary; provided that as at any date of determination, the aggregate outstanding amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) of (A) Investments made after the Closing Date by the Loan Parties pursuant to subclause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) outstanding intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (ii), plus (C) outstanding Guarantees by the Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (iii), shall not exceed at any time the greater of (x) $5,000,000 and (y) 8% of Consolidated EBITDA for the most recently ended Test Period;

(c)            Permitted Investments and Investments that were Permitted Investments when made;

(d)            [reserved];

(e)            loans and advances to officers, directors, employees or consultants of Holdings or any Subsidiary (i) in respect of business related travel and entertainment expenses, relocation costs and similar purposes in the ordinary course of business and (ii) for any other purpose, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at any time the greater of (x) $1,000,000 and (y) 2% of Consolidated EBITDA for the most recently ended Test Period;

(f)            accounts receivable, security deposits and prepayments arising and trade credit granted, in each case, in the ordinary course of business, and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers or customers made in the ordinary course of business;

(g)           Hedging Agreements entered into for non-speculative purposes;

(h)           Investments existing on the Closing Date and, to the extent in excess of $250,000 individually or in excess of $1,000,000 in the aggregate, set forth on Schedule 6.04 and any extensions, renewals or replacements thereof or reinvestments therein, so long as (x) the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date) and (y) to the extent the applicable Investment existing on the Closing Date was owned by a Loan Party, any replacement of such Investment shall also be owned by a Loan Party;

(i)            Investments resulting from pledges and deposits under Sections 6.02(f), (g), (o), (r), (s), and(ee);

(j)            Investments by Holdings or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at any time the sum of (X) the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA for the most recently ended Test Period, plus (Y) [reserved], and plus (Z) with respect to any Investment made pursuant to clause (X), an amount equal to any returns of or on capital actually received in respect of any such Investment pursuant to clause (X) (not exceeding the amount of the original investment), it being understood and agreed that clause (Z) replenishes clause (X) and shall not create additional Investment capacity beyond the amount available under clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) and not in reliance on this Section 6.04(j);

(k)            Investments constituting Permitted Business Acquisitions;

(l)             [reserved];

(m)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by Holdings or a Subsidiary as a result of a foreclosure by Holdings or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n)           Investments of a person that becomes a Subsidiary after the Closing Date (including by means of a Delaware LLC Division) or of a person merged into or amalgamated or consolidated with the Borrower or merged into or amalgamated or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is otherwise permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)           acquisitions by Holdings or any Subsidiary of obligations of one or more officers or other employees of any Parent Entity, Holdings or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, Holdings or the Borrower, so long as no cash is actually advanced by Holdings or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p)           unsecured Guarantees by Holdings or any Subsidiary of operating leases (other than Capitalized Lease Obligations and lease obligations in respect of Sale and Lease-Back Transactions) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings or any Subsidiary in the ordinary course of business;

(q)            Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (to the extent constituting Qualified Equity Interests) or any Parent Entity, in each case, so long as any such Investment does not result in the occurrence of a Change in Control;

(r)            [reserved];

(s)           [reserved];

(t)            Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u)           [reserved];

(v)           Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w)           advances in the form of a prepayment of expenses in the ordinary course of business and consistent with past practices, so long as such expenses are being paid in accordance with customary trade terms of Holdings or any Subsidiary;

(x)            Investments by Holdings and its Subsidiaries if Holdings or any other Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(j) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(j) for all purposes of this Agreement);

(y)           [reserved];

(z)            [reserved];

(aa)          to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property or the contribution of Intellectual Property pursuant to joint marketing arrangements, in each case in the ordinary course of business; provided that any such Investment of Intellectual Property shall not interfere in any material respect with the business of Holdings and its Subsidiaries, taken as a whole, and shall not constitute a Disposition or exclusive licensing (or sub-licensing) of material Intellectual Property by a Loan Party to a Person that is not a Loan Party;

(bb)         Investments received substantially contemporaneously in exchange for Equity Interests of Holdings (to the extent constituting Qualified Equity Interests) or any Parent Entity, in each case, so long as any such Investment does not result in the occurrence of a Change in Control; provided, that any Investments permitted under this Section 6.04(bb) shall not be utilized to incur Indebtedness under Section 6.01(l);

(cc)          [reserved]; and

(dd)         [reserved].

Any Investment in any person other than the Borrower, Holdings or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Permitted Investments shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, divide or classify (but not later reclassify or later divide), such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of division or classification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.

Notwithstanding anything to the contrary in this Agreement, Holdings and its Subsidiaries shall not be permitted to Invest Intellectual Property or any other asset (including any liquor license) that is material to Holdings and its Subsidiaries, taken as a whole, in any Person that is not a Loan Party (including by licensing such Intellectual Property to such persons); provided that the foregoing shall not prohibit (x) the Disposition of any liquor license to a Liquor License Subsidiary or any Disposition pursuant to Section 6.05(h) or (q), or (y) any non-exclusive lease or non-exclusive license of any Intellectual Property in the ordinary course of business so long as Holdings and its Subsidiaries retain the beneficial ownership and same rights to use such intellectual property prior to such lease or license.

Section 6.05           Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate or consolidate with any other person, or permit any other person to merge into, amalgamate or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), effect any Delaware LLC Division or Dispose of any Equity Interests of any Subsidiary (including by way of the issuance of Equity Interests of any Subsidiary), or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a)            (i) the purchase and Disposition of inventory, in each case in the ordinary course of business by Holdings or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by Holdings or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment, (iv) the Disposition of other property in the ordinary course of business by Holdings or any Subsidiary or determined in good faith by the Borrower to be no longer used or useful in the operation of the business of Holdings or any Subsidiary, (v) the Disposition of Permitted Investments in the ordinary course of business and (vi) Dispositions, mergers, amalgamations or consolidations contemplated as of the Closing Date and listed on Schedule 6.05;

(b)            if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary with or into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, amalgamation or consolidation of any Subsidiary (other than the Borrower) with or into Holdings in a transaction in which the surviving or resulting entity is or becomes Holdings, (iii) the merger, amalgamation or consolidation of any Subsidiary (other than the Borrower) with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or substantially concurrently becomes a Subsidiary Loan Party and, in the case of each of clauses (i), (ii) and (iii), no person other than the Borrower, Holdings or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iv) the merger, amalgamation or consolidation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (v) the liquidation or dissolution or change in form of entity of any Subsidiary of the Borrower if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, so long as, to the extent such liquidated or dissolved Subsidiary was a Subsidiary Loan Party, all assets of such Subsidiary upon dissolution thereof are transferred to Holdings, the Borrower or any Subsidiary Loan Party, (vi) any Subsidiary of the Borrower may merge, amalgamate or consolidate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Subsidiary Loan Party if the merging, amalgamating or consolidating Subsidiary was a Subsidiary Loan Party (unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.09 and (vii) any Subsidiary of the Borrower may merge, amalgamate or consolidate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c)            Dispositions to Holdings or a Subsidiary (upon voluntary liquidation or otherwise); provided that the aggregate fair market value of all assets Disposed by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) during any fiscal year shall not exceed the greater of (x) $5,000,000 and (y) 8% of Consolidated EBITDA for the most recently ended Test Period;

(d)           Sale and Lease-Back Transactions permitted by Section 6.03;

(e)            Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06, in each case, other than by reference to this Section 6.05;

(f)            Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, other Dispositions of assets, provided that the Net Proceeds thereof, if any, are applied in accordance with Section 2.09(b) to the extent required thereby;

(h)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, the sale or other Disposition of restaurants owned by any Loan Party to unaffiliated third party franchisees for fair market value; provided, that at least 80% of the proceeds of such Disposition consist of cash or Permitted Investments; provided, further, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.09(b) to the extent required thereby;

(i)            leases, licenses or subleases or sublicenses of any real or personal property (including any technology or other Intellectual Property) in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the business of Holdings and its Subsidiaries, taken as a whole, and not constituting a Disposition or exclusive licensing (or sub-licensing) of material Intellectual Property by a Loan Party to a Person that is not a Loan Party;

(j)            Dispositions of inventory or Dispositions or abandonment of Intellectual Property of Holdings and its Subsidiaries, in each case, determined in the reasonable business judgment by the management of the Borrower to be no longer useful or necessary in the operation of the business of Holdings or any of the Subsidiaries;

(k)            any Disposition to effect the formation of any Subsidiary that is a Delaware Divided LLC and would otherwise not be prohibited hereunder; provided that (i) any disposition or other allocation of any assets (including any Equity Interests of such Delaware Divided LLC) in connection therewith is otherwise permitted hereunder and (ii) the Loan Parties shall have complied with Section 5.09 with respect thereto; and

(l)            to the extent constituting a Disposition, any termination, settlement or extinguishment of obligations in respect of any Hedging Agreement entered into in the ordinary course of business for non-speculative purposes;

(m)          [reserved];

(n)           [reserved];

(o)           [reserved];

(p)           Dispositions of assets from any Liquor License Subsidiary to any Loan Party or any other Liquor License Subsidiary; and

(q)           Dispositions of assets required pursuant to any Specified Refranchising Agreement.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) shall be permitted unless (i) such Disposition is for fair market value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value, together with all transactions so excluded pursuant to this proviso, not to exceed $2,000,000 in any fiscal year); provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto), other than in respect of any Junior Financing, that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any marketable securities received by Holdings or such Subsidiary from the transferee that are converted by Holdings or such Subsidiary into cash within 90 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by Holdings or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (d) the amount of Indebtedness (other than any Junior Financing) of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that Holdings and each other Subsidiary are released from any guarantee or other obligations (contingent or otherwise) in respect of such Indebtedness in connection with the Asset Sale.

Notwithstanding anything to the contrary in this Agreement, Holdings and its Subsidiaries shall not be permitted to Dispose (whether by way of any Restricted Payment, Investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions, and whether directly or indirectly) any Intellectual Property or any other asset (including any liquor license) that is material to Holdings and its Subsidiaries, taken as a whole, to any Person that is not a Loan Party (including by licensing such Intellectual Property to such persons); provided that the foregoing shall not prohibit (x) the Disposition of any liquor license to a Liquor License Subsidiary or any Disposition pursuant to Section 6.05(h) or (q), or (y) any non-exclusive lease or non-exclusive license of any Intellectual Property in the ordinary course of business so long as Holdings and its Subsidiaries retain the beneficial ownership and same rights to use such intellectual property prior to such lease or license.

Section 6.06           Restricted Payments. (a) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions so long as any such dividend or distribution does not result in the occurrence of a Change in Control), directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares so long as any such issuance does not result in the occurrence of a Change in Control) or (b) make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing or any earnout or similar obligation, or any payment or other distribution (whether in cash, securities or other property), including, in the case of any of the foregoing in clauses (a) and (b), any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Equity Interests or Junior Financing or any earnout or similar obligation (all of the foregoing under clauses (a) and (b), “Restricted Payments”); provided that:

(a)            Restricted Payments may be made to Holdings or any Wholly Owned Subsidiary of Holdings (or, in the case of non-Wholly Owned Subsidiaries, to Holdings or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings or such Subsidiary) based on their relative ownership interests);

(b)            Restricted Payments may be made in respect of (i) general corporate operating and overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) [reserved], (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Subsidiary, in each case in order to permit any Parent Entity to make such payments and (v) [reserved]; provided that in the cases of subclauses (i) and (iii), the amount of such Restricted Payments shall not exceed the portion of any such amounts that are allocable to Holdings and its Subsidiaries;

(c)            repurchases or redemptions (including Restricted Payments made to any Parent Entity, the proceeds of which are used to effectuate the same) of Equity Interests of the Borrower, Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings or any of its Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares or related rights were issued; provided that (X) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (Y) the aggregate amount of such purchases or redemptions and other Restricted Payments under this clause (c) shall not exceed in any fiscal year the greater of (x) $1,000,000 and (y) 2% of Consolidated EBITDA for the most recently ended Test Period plus the amount of net proceeds of any keyman life insurance policies received by Holdings or any Subsidiary during such fiscal year; and provided, further, that cancellation of Indebtedness owing to Holdings or any Subsidiary from members of management of any Parent Entity, Holdings or its Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d)            any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e)           [reserved],

(f)            Restricted Payments in respect of earnout or similar obligations; provided that (A) no Event of Default shall have occurred and be continuing or would result therefrom and (B) the Borrower is in Pro Forma Compliance;

(g)           Restricted Payments may be made to pay, or to allow any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of Holdings or any of its Subsidiaries;

(h)           [reserved];

(i)            [reserved];

(j)            Restricted Payments may be made in an aggregate amount during any fiscal year not to exceed the greater of (x) $5,000,000 and (y) 8% of Consolidated EBITDA for the Test Period ended immediately prior to the date of such Restricted Payment; provided that (x) no Default or Event of Default shall have occurred and be continuing and (y) the original amount of any Investment made in reliance on Section 6.04(x) during any fiscal year shall reduce on a dollar-for-dollar basis the aggregate amount of Restricted Payments permitted to be made in reliance on this Section 6.06(j) during such fiscal year;

(k)           [reserved];

(l)            Refinancings of Junior Financings with any Indebtedness permitted to be incurred under Section 6.01 shall be permitted;

(m)           (i) payments of regularly-scheduled interest and fees due with respect to Junior Financings, (ii) other non-principal or interest payments thereunder, (iii) scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and, (iv) to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing shall, in each case, be permitted to the extent not otherwise prohibited by any applicable Intercreditor Agreement or subordination terms applicable thereto (to the extent such subordination terms were reasonably acceptable to the Administrative Agent at the time of incurrence of such Junior Financing);

(n)           [reserved]; and

(o)           the conversion of any Junior Financing to Qualified Equity Interests of Holdings or any Parent Entity shall be permitted.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Borrower may, in its sole discretion, divide and classify (but may not later reclassify or later divide), such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of division or classification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

Section 6.07           Transactions with Affiliates.

(a)            Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than Holdings and its Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $1,000,000, unless such transaction is upon terms that are substantially no less favorable, taken as a whole, to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b)           The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)            any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Borrower or Holdings,

(ii)           loans or advances to employees or consultants of any Parent Entity, Holdings or any of its Subsidiaries in accordance with Section 6.04(e),

(iii)          transactions between or among Holdings, the Borrower or any Subsidiary Loan Party or any entity that becomes a Subsidiary Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which the Borrower, Holdings or a Subsidiary Loan Party is the surviving entity),

(iv)          the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, Holdings and its Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to Holdings and its Subsidiaries),

(v)          transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $1,000,000 individually or in excess of $2,500,000 in the aggregate, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Borrower in good faith),

(vi)         (A) any employment agreements entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors to the extent the applicable Restricted Payment is otherwise permitted hereunder, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto, in each case for this clause (C) in the ordinary of business,

(vii)         Restricted Payments permitted under Section 6.06, including payments to any Parent Entity, and Investments permitted under Section 6.04,

(viii)       any purchase by any Parent Entity of the Equity Interests of Holdings to the extent not resulting in a Change in Control,

(ix)          [reserved],

(x)           transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,

(xi)          [reserved],

(xii)         [reserved],

(xiii)        [reserved],

(xiv)        [reserved],

(xv)         [reserved],

(xvi)        [reserved],

(xvii)       [reserved],

(xviii)      [reserved],

(xix)         payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) made in compliance with applicable law and (ii) otherwise permitted under this Agreement,

(xx)         transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business otherwise in compliance with the terms of this Agreement that are fair to Holdings or its Subsidiaries (in the good faith determination of the Borrower),

(xxi)        transactions between Holdings or any of its Subsidiaries and any person, a director of which is also a director of Holdings or any direct or indirect parent company of Holdings; provided that (A) such director abstains from voting as a director of Holdings or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of Holdings for any reason other than such director’s acting in such capacity,

(xxii)       [reserved], and

(xxiii)      [reserved].

Section 6.08           Business of Holdings and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business.

Section 6.09           Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)            Amend or modify in any manner materially adverse to the Lenders when taken as a whole, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of Holdings, the Borrower or any of the Subsidiary Loan Parties.

(b)            Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to the Lenders when taken as a whole and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c)            Enter into any agreement or instrument that by its terms restricts (1) the payment of dividends or distributions or the making of cash advances to Holdings or any Subsidiary or (2) the granting of Liens by Holdings or Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)            restrictions imposed by applicable law;

(ii)           contractual encumbrances or restrictions in effect on the Closing Date and set forth on Schedule 6.09, any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(iii)          any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition to the extent such restriction applies solely to the asset or Equity Interests subject to such sale or disposition;

(iv)          customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(v)          any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)            any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive to Holdings and its Subsidiaries, taken as a whole, than the restrictions contained in this Agreement;

(vii)         customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business and not prohibited hereunder;

(viii)        customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix)          customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x)           customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition to the extent such restriction applies solely to the asset subject to such sale, transfer, lease or other disposition;

(xi)           customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xii)          customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings and its Subsidiaries to meet their ongoing obligations (including the Obligations);

(xiii)        any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(xiv)        restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of Holdings that is not a Subsidiary Loan Party;

(xv)         customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi)        restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xvii)       customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of Holdings or any Subsidiary;

(xviii)      restrictions on the transfer of property or assets required by any Governmental Authority having jurisdiction over Holdings or any Subsidiary or any of their businesses; and

(xix)         any encumbrances or restrictions of the type referred to in Section 6.09(c)(1) and 6.09(c)(2) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (i) through (xviii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, not materially more restrictive than those contained in the contracts, instruments or obligations subject to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

(d)           Sell, transfer, Dispose, assign, mortgage, pledge, lease, grant a security interest in or otherwise encumber (other than Liens permitted pursuant to Section 6.02(b) and Dispositions permitted pursuant to Section 6.05(h) or (q)) any real property owned by any Loan Party or Subsidiary to an unaffiliated third party without the prior written consent of the Required Lenders.

Section 6.10           Fiscal Year. Modify or change (x) in the case of Holdings or the Borrower, its fiscal year or (y) its method of accounting (other than as may be required to conform to GAAP), in either case, without the prior approval of the Administrative Agent.

Section 6.11           Financial Covenants.

(a)            Maximum Lease-Adjusted Leverage Ratio. The Borrower shall not permit the Lease-Adjusted Leverage Ratio as of the last day of any Test Period set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Test Period End Date	Maximum Lease-Adjusted Leverage Ratio
December 27, 2026	5.75:1.00
April 18, 2027	5.75:1.00
July 11, 2027	5.75:1.00
October 3, 2027	5.50:1.00
December 26, 2027	5.50:1.00
April 16, 2028	5.50:1.00
July 9, 2028	5.50:1.00
October 1, 2028	5.25:1.00
December 31, 2028	5.25:1.00
April 22, 2029	5.25:1.00
July 15, 2029	5.25:1.00
October 7, 2029 (and the last day of each fiscal quarter ending thereafter)	5.00:1.00

(b)            Minimum Lease-Adjusted Fixed Charge Coverage Ratio. The Lease-Adjusted Fixed Charge Coverage Ratio, as of the last day of (i) the fiscal quarter ending December 27, 2026 shall be greater than or equal to 1.10 to 1.00 and (ii) any Test Period (beginning with the first fiscal quarter ending after December 27, 2026), shall be greater than or equal to 1.20 to 1.00; provided, that (x) for the fiscal quarter ending on December 27, 2026, the Lease-Adjusted Fixed Charge Coverage Ratio shall be determined for only the single fiscal quarter of Holdings then ended (rather than the period of four (4) consecutive fiscal quarters of Holdings then ended), (y) for the fiscal quarter ending on April 18, 2027, the Lease-Adjusted Fixed Charge Coverage Ratio shall be determined for only the period of the two (2) consecutive fiscal quarters of Holdings then ended (rather than the period of four (4) consecutive fiscal quarters of Holdings then ended) and (z) for the fiscal quarter ending on July 11, 2027, the Lease-Adjusted Fixed Charge Coverage Ratio shall be determined for only the period of the three (3) consecutive fiscal quarters of Holdings then ended (rather than the period of four (4) consecutive fiscal quarters of Holdings then ended).

Section 6.12           Use of Proceeds. Use the proceeds of the Loans other than as contemplated by Section 3.12.

Article VII
EVENTS OF DEFAULT

Section 7.01           Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)            any representation or warranty made or deemed made by Holdings, the Borrower or any Subsidiary Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (except to the extent such representation or warranty is qualified by “materiality” or “Material Adverse Effect”) when so made or deemed made;

(b)            default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)            default shall be made in the payment of any interest on any Loan or in the payment of any Fee, premium or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Business Days;

(d)            default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in, (i) Section 5.01(a) (solely with respect to the Borrower), 5.05(a), 5.10, 5.13 or Article VI (other than Section 6.11), (ii) Section 6.11 (it being understood that Section 6.11 shall be remedied if a cure is effected pursuant to Section 7.03) or (iii) Section 5.04(a), (b) and (c) and such default under this clause (iii) shall continue unremedied for a period of five (5) Business Days.

(e)            default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiary Loan Parties of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of any Responsible Officer of the Borrower obtaining actual knowledge thereof and notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)            (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any such Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)            there shall have occurred a Change in Control;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, Holdings or any of the Subsidiaries, or of a substantial part of the property or assets of the Borrower, Holdings or any Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or other foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, Holdings or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower or any of the Subsidiaries or (iii) the winding-up or liquidation of the Borrower, Holdings or any Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower, Holdings or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, Holdings or any of the Subsidiaries or for a substantial part of the property or assets of the Borrower, Holdings or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;

(j)            the failure by the Borrower, Holdings or any Subsidiary to pay one or more final and non-appealable judgments aggregating in excess of $10,000,000 (to the extent not covered by insurance that has not been denied by the insurer), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, Holdings or any Subsidiary to enforce any such judgment;

(k)            (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) Holdings or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (iv) Holdings or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l)            (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower, Holdings or any other Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein, therein and in any Intercreditor Agreement and the last paragraph of Section 4.01) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations or the application thereof, or from the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Security Documents and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(m)            (i) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms or (ii) the subordination provisions of any Intercreditor Agreement or any other agreement or instrument governing any Junior Financing shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (other than pursuant to the terms thereof or with the written consent of the Required Lenders, subject to Section 9.08), or any Person party thereto shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees, premiums and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.21(j); and in any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees, premiums and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable and the obligation to provide Cash Collateral pursuant to Section 2.21(j) shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02           Treatment of Certain Payments.

(a)            Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 7.01(h) or (i), in each case that is continuing, shall be applied:

(i)            first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent or the Swingline Lender or the Issuing Banks from the Borrower,

(ii)           second, towards payments of fees, premiums, indemnities or expense reimbursements owing to Lenders,

(iii)          third, towards payment of interest then due from the Borrower under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties,

(iv)          fourth, towards payment of other Obligations (including any Banking Services Obligations or Swap Agreement Obligations in accordance with Section 2.23) then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and Cash Collateralization of unmatured Letter of Credit reimbursement obligations (with amounts allocated to any Class of Term Loans applied to reduce the subsequent scheduled repayments of such Class of Term Loans to be made pursuant to Section 2.09 in inverse order of maturity), and

(v)           last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrower or as otherwise required by Requirements of Law.

(b)            Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(c)            In the event that, notwithstanding the foregoing provisions of this Section 7.02, any payments on account of the Obligations or proceeds of Collateral shall be received by any Lender in violation of the priorities set forth herein, such payments or proceeds of Collateral shall be held in trust for the benefit of and shall be paid over to or delivered to the Administrative Agent for application in accordance with the terms hereof.

(d)            Notwithstanding the foregoing, with respect to any non-cash proceeds of Collateral (or non-cash amounts or assets distributed on account of a Lien in the Collateral or the proceeds thereon), such non-cash proceeds, amounts or assets shall be held by the Administrative Agent or any applicable Subagent as if they are Collateral and, at such time as such non-cash proceeds, amount or assets are monetized (at the direction of the Required Lenders) shall be applied in the order of application set forth in Section 7.02(a) above. The Administrative Agent or any applicable Subagent shall hold and take any action with respect to such noncash proceeds, amounts or assets as if they were Collateral and shall be subject to the terms set forth herein, in the Loan Documents and the Requirements of Law with respect thereto.

Section 7.03           Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of any Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 15th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 5.04(c) with respect to such fiscal quarter (the “Expiration Date”), Holdings and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and if any such Permitted Cure Securities are issued by any Parent Entity, contribute any such cash to the capital of Holdings (the “Cure Right”), and upon the receipt by Holdings or the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, such Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDAR shall be increased with respect to such applicable quarter and any subsequent period that contains such quarter, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) written notice of the Borrower’s intent to exercise the Cure Right must be delivered to the Administrative Agent on or prior to the Expiration Date, (ii) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (iii) a Cure Right shall not be exercised more than three times during the term of the Facilities, (iv) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with such Financial Covenant, (v) the Cure Amount shall be disregarded for purposes of determining any financial ratio-based conditions, pricing, fees or any baskets with respect to the covenants contained in this Agreement (other than, for the fiscal quarters following the fiscal quarter in respect of which the Cure Right is exercised, as a result of any Cure Amount that has been used to prepay the Term Loans pursuant to Section 2.09(b)) and (vi) until the Cure Amount is received by Holdings or the Borrower for such fiscal quarter and the failure to comply with the Financial Covenants is cured in accordance with this Section 7.03, no Loans shall be required to be made under this Agreement and no Letters of Credit shall be required to be issued, amended or extended. If, after giving effect to the adjustments in this Section 7.03, the Borrower shall then be in compliance with the requirements of the applicable Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of such Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement. Notwithstanding anything to the contrary contained in Section 7.01, following delivery to the Administrative Agent of any written notice indicating an intent to exercise the Cure Right for any fiscal quarter, unless the Administrative Agent has received a written notice from the Borrower of its intent not to contribute the Cure Amount to Holdings or the Borrower and exercise its rights under this Section 7.03 prior to the Expiration Date for such fiscal quarter, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 7.01 (or under any other provisions of the Loan Documents) available during the continuance of any Event of Default based solely on the basis of any actual or purported failure to comply with Section 6.11 until such failure is not cured with the proceeds of a Cure Amount on or prior to the Expiration Date for such fiscal quarter.

Article VIII
THE AGENTS

Section 8.01           Authorization and Action.

(a)            Each Lender and each Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender or Issuing Bank under this Agreement and the other Loan Documents, and the Collateral Agent as the agent for such Lender or Issuing Bank and the other Secured Parties under the Security Documents, and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent and the Collateral Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent and the Collateral Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

(b)            As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to liability unless such Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that such Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require any Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, each Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Joint Lead Arrangers, the Joint Bookrunners, the Documentation Agent and each Agent are commercial in nature and not to invest in the general performance or operations of the Borrower. Without limiting the generality of the foregoing:

(i)            no Agent assumes and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to an Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against any Agent based on an alleged breach of fiduciary duty by such Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)            where any Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of any country, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of such Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii)            nothing in this Agreement or any Loan Document shall require any Agent to account to any Lender for any sum or the profit element of any sum received by such Agent for its own account t.

(d)            Each Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            Neither the Joint Lead Arrangers, Joint Bookrunners nor the Documentation Agent shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.05) allowed in such judicial proceeding; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to any Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent or the Collateral Agent any amount due to it, in its capacity as the Administrative Agent or the Collateral Agent, as applicable, under the Loan Documents (including under Section 9.05). Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize any Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02           Agent’s Reliance, Limitation of Liability, Indemnification, Etc.

(a)            Neither of the Agents nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, any Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with such Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            No Agent shall be deemed to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, no Agent shall be liable for, or be responsible for any Liability, cost or expense suffered by the Borrower, any other Loan Party, any Subsidiary, any Lender or the Issuing Bank as a result of, any determination of any Revolving Facility Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or the Issuing Bank.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03           Posting of Communications.

(a)            The Borrower agrees that each Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by such Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE JOINT LEAD ARRANGERS, JOINT BOOKRUNNERS, THE DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THROUGH AN ELECTRONIC SYSTEM OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, Collateral Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d)            Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04           The Administrative Agent and the Collateral Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent or the Collateral Agent shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Person serving as the Administrative Agent or the Collateral Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent or the Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person were not acting as the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

Section 8.05           Successor Administrative Agent.

(a)            The Administrative Agent or the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent or Collateral Agent, as applicable, has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld, conditioned or delayed and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent in the capacity from which it resigned. Upon the acceptance of appointment as Administrative Agent or Collateral Agent, as applicable, by a successor Agent, the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents in the capacity from which it resigned. Prior to any retiring Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Administrative Agent or Collateral Agent, as applicable, under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its intent to resign, the retiring Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents in the capacity from which it resigned; provided that, solely for purposes of maintaining any security interest granted to the Collateral Agent under any Security Document for the benefit of the Secured Parties, if the retiring Agent is the Collateral Agent, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent in the capacity from which it resigned; provided further that (A) all payments required to be made hereunder or under any other Loan Document to the retiring Agent for the account of any Person other than the retiring Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the retiring Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the resignation of the Administrative Agent or the Collateral Agent from the applicable capacity, the provisions of this Article, Section 2.15(d) and Section 9.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such retiring Agent was acting in such capacity and in respect of the matters referred to in the first proviso to the first sentence of this Section 8.05(b).

Section 8.06           Acknowledgments of Lenders and Issuing Banks.

(a)            Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case, in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative Agent, Joint Lead Arrangers, Joint Bookrunners, Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Joint Lead Arrangers, Joint Bookrunners, Documentation Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date or the effective date of any such Assignment and Acceptance or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c)            (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)           Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative Agent, in its sole discretion, may specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv)          Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d)            Each Lender hereby agrees that (i) it has requested a copy of each report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any report or any of the information contained therein or any inaccuracy or omission contained in or relating to a report and (B) shall not be liable for any information contained in any report; (iii) the reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the reports; (iv) it will keep all reports confidential and strictly for its internal use, not share the report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any report through the indemnifying Lender.

(e)            The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMCB and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMCB and/or its Affiliates acting in different capacities, including as Lender, lead bank, Joint Lead Arranger, Joint Bookrunner, Documentation Agent or potential securities investor, independent of such entity’s role as Administrative Agent hereunder. The Lenders acknowledge that neither JPMCB nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 8.07           Collateral Matters.

(a)            Except with respect to the exercise of setoff rights in accordance with Section 9.06 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies with respect to the Collateral and the Guarantees under the Loan Documents may be exercised solely by the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity as Collateral Agent, the Collateral Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Obligations, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Collateral Agent on behalf of the Secured Parties.

(b)            In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Obligations and no Swap Agreement the obligations under which constitute Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent and the Collateral Agent, as applicable, to serve in their respective capacities under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

Section 8.08           Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any Disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.08 of this Agreement), (iv) the Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 8.09           Certain ERISA Matters. Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender in connection with the Loans, the Letters of Credit, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)            The Administrative Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that each such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.10           Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under Flood Laws. JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Section 8.11           Borrower Communications.

(a)            The Administrative Agent, the Lenders and the Issuing Bank agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b)            Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the administrators, representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)            THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, THE ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)            Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e)            Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Article IX
MISCELLANEOUS

Section 9.01           Notices; Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party, the Administrative Agent, the Swingline Lender or the Issuing Banks as of the Closing Date, to the address or electronic mail address specified for such person on Schedule 9.01;

(ii)            in the case of a notification to the Administrative Agent in respect of the list of Disqualified Lenders, to JPMDQ_Contact@jpmorgan.com; and

(iii)            if to any Lender or any other Issuing Bank, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent, including the SEC’s EDGAR system); provided that the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (other than any documents filed pursuant to and that are accessible through the SEC’s EDGAR system). Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02           Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.13, 2.14, 2.15 and 9.05) shall survive the Termination Date.

Section 9.03           Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, the Administrative Agent, each Lender and each Issuing Bank and their respective permitted successors and assigns.

Section 9.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), Indemnitees (to the extent provided under Section 9.05) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)

(i)            Subject to the conditions set forth in subclause (ii) below and Section 9.20, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A)           the Borrower, which consent (not to be unreasonably withheld, delayed or conditioned) will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) if an Event of Default under Section 7.01(b), (c), (d)(ii), (h) or (i) has occurred and is continuing;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund;

(C)            the Issuing Banks, provided, that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan; and

(D)            the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)           Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Term Loans and (y) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any; provided, further, that no consent of the Borrower shall be required under this clause (ii)(A) if an Event of Default under Section 7.01(b), (c), (d)(ii), (h) or (i) has occurred and is continuing;

(B)            the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance or via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent or its designee an Assignment and Acceptance together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the discretion of the Administrative Agent);

(C)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all documentation and other information with respect to the Assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, including any tax forms required to be delivered pursuant to Section 2.15; and

(D)            the Assignee shall not be an Ineligible Institution.

For the purposes of this Section 9.04, (“Approved Fund”) shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or, subject to Section 9.04(c), transfer any portion of its rights and obligations under this Agreement to (A) any Disqualified Lender, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), (C) Holdings or any Subsidiary or Affiliate thereof or (D) a natural person or any investment vehicles established primarily for the benefit of, or operated by, one or more natural persons (any of the foregoing, an “Ineligible Institution”). Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective lender is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment made, or disclosure of confidential information, to any Disqualified Lender. The list of Disqualified Lenders will remain on file with the Administrative Agent and will not be subject to further disclosure by the Administrative Agent without the Borrower’s prior written consent; provided that the Administrative Agent may provide the list of Disqualified Lenders to any Lender upon request by such Lender.

(iii)          Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.05 (subject to the limitations and requirements of those Sections)).

(iv)          The Administrative Agent, acting solely for this purpose as a nonfiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks, the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and the Lenders, at any reasonable time and from time to time upon reasonable prior written notice; provided that no Lender shall, in such capacity, have access to, or be otherwise permitted to review, any information in the Register other than information with respect to such Lender.

(v)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire and all documentation and other information with respect to the Assignee that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this subclause (v).

(c)

(i)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than any Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the limitations and requirements of those Sections and Section 2.17) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.16(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Lenders, and, without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Participant or prospective Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any participation made, or disclosure of confidential information, to any Disqualified Lender.

(ii)           Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and interest amounts on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)          A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender (including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank) and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, Holdings, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)           [Reserved].

(h)           [Reserved].

(i)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(j)            Disqualified Lenders.

(i)            No assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Lenders” referred to in the definition of “Disqualified Lender”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment or participation in violation of this clause (j)(i) shall not be void, but the other provisions of this clause (j) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (j)(i) above, or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders to whom an assignment or participation is made in violation of clause (j)(i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Lender party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Lender does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)            The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v)            The Administrative Agent and the Lenders shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, neither the Administrative Agent nor any Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Lender.

Section 9.05           Expenses; Indemnity.

(a)            The Borrower agrees to pay (i) all reasonable and documented out-of- pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, or by the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable and documented fees, charges and disbursements of one primary counsel for the Agents and, if necessary, the reasonable and documented fees, charges and disbursements of and one local counsel to the Agents in each appropriate jurisdiction, and one primary counsel for the Lenders, taken as a whole, and, if necessary, the reasonable and documented fees, charges and disbursements of one local counsel to the Lenders, taken as a whole, in each appropriate jurisdiction, (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single primary counsel for (and selected by) the Agents, and, if necessary, a single regulatory and local counsel in each appropriate jurisdiction for (and selected by) the Agents, and a single primary counsel for the Lenders, taken as a whole, and, if necessary, a single regulatory and local counsel in each appropriate jurisdiction for the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected person).

(b)            The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, the Documentation Agent, each Joint Lead Arranger and each Joint Bookrunner and each of their respective Affiliates, successors and assignors, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel (selected by the Administrative Agent) for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel (selected by the Administrative Agent) in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws or Environmental Permits to the extent relating in any way to Holdings or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property currently or formerly owned, leased or operated by Holdings or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (y) other than with respect to the Agents, arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, any Issuing Bank, Swingline Lender, Documentation Agent or a Joint Lead Arranger or Joint Bookrunner in its capacity as such). None of the Administrative Agent, the Collateral Agent, the Documentation Agent, any Lender, any Issuing Bank, any Joint Lead Arranger or any Joint Bookrunner or any of their respective Affiliates, successors and assignors, or their respective directors, officers, employees, agents, trustees, advisors and members (any of the foregoing, a “Lender-Related Person”), shall be responsible or liable to Holdings or any of its subsidiaries, Affiliates or shareholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)            Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.15, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.15 and, to the extent set forth therein, Section 2.13.

(d)            To the fullest extent permitted by applicable law, the Borrower and Holdings shall not assert, and hereby waive, any claim against any Lender-Related Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not affect the Borrower’s indemnification obligations pursuant to Section 9.05(b). No Lender-Related Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank or Swingline Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06           Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings or any Subsidiary against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) ail amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07           Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08           Waivers; Amendment.

(a)            No failure or delay of the Administrative Agent, the Swingline Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower, Holdings or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower, Holdings or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 1.02(a), Section 2.12, Section 2.19, Section 5.09(g) or 6.10 (in each case, as in effect on the Closing Date), (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party thereto (or that has signed an acknowledgment thereto) and the Administrative Agent and consented to by the Required Lenders; provided that no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest or forgive any interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.21(c) as in effect on the Closing Date), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i),

(ii)           increase or extend the Commitment of any Lender, or decrease or forgive the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that (i) waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments (other than on a maturity date or the Termination Date) shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii) and (ii) any amendment to the financial definitions in this Agreement shall not constitute a decrease in the Commitment Fees for purposes of this clause (ii),

(iii)          extend or waive any date on which payment of the principal amount of any Loan, or any interest thereon, or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv)          amend the provisions of Section 7.02 or Section 2.16(c) with respect to the pro rata application of payments required thereby (or add or change any other provision of this Agreement that has the effect of making any such alteration to such provisions) in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis or in a different priority, as applicable, or amend the provisions of Section 2.06(b) or (c) in a manner that changes the ratable reduction or termination of Commitments, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v)          amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Required Revolving Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders or as otherwise permitted hereunder, additional extensions of credit pursuant to this Agreement may be included in the determination of any requisite lenders required hereunder, including the Required Lenders or Required Revolving Facility Lenders, on substantially the same basis as the Loans and Commitments are included on the Closing Date, in each case, subject to clause (i) of the definition of “Required Lenders”),

(vi)          release all or substantially all of the Collateral or all or substantially all of the Subsidiary Loan Parties (or all or substantially all of the value of the guarantees provided by the Subsidiary Loan Parties) or Holdings from their respective Guarantees under the Guarantee Agreement (in each case, other than in connection with any release of the relevant Guarantees or Collateral expressly permitted by the Loan Documents in effect on the Closing Date), without the prior written consent of each Lender other than a Defaulting Lender,

(vii)        subordinate or have the effect of subordinating (a) the Lien of the Collateral Agent on all or substantially all of the Collateral in respect of any of the Obligations to any other Lien in respect of any Indebtedness or (b) the right of payment of all or any portion of the Obligations to any other Indebtedness, except in each case as expressly provided in the Loan Documents as in effect on the Closing Date, without the prior written consent of each Lender other than a Defaulting Lender, provided, that the foregoing shall not apply to the subordination of Liens or Obligations in respect of (1) Indebtedness for borrowed money (“Senior Indebtedness”) for which each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior  Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days or (ii) any “debtor in possession” financing,

(viii)        (A) amend or waive any of the conditions set forth in Section 4.02 without the requisite number (or percentage in interest) of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time or (B) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Required Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.09 (other than at maturity or on the Termination Date) so long as the application of any prepayment or Commitment reduction still required to be made is not changed),

(ix)          change Section 2.20 or 9.18, without the consent of each Lender (other than any Defaulting Lender),

provided, further, that no such agreement shall amend, modify or otherwise affect the rights, duties, benefits, privileges, protections, indemnities or immunities of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender or an Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any amount or rate of interest owing to a Defaulting Lender (after giving effect to any reallocation pursuant to Section 2.20) may not be decreased or forgiven or the payment terms therefor extended without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c)            Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt permitted as of the Closing Date, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)            Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders (subject to clause (i) of such definition).

(e)            Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.19 as in effect on the Closing Date, including, with respect to Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments as a separate Class or tranche from the existing Initial Term Loan Commitments, as applicable, (B) to effect an alternate interest rate in a manner consistent with Section 2.12 as in effect on the Closing Date, (C) to integrate any Other First Lien Debt or (D) to cure any ambiguity, omission, defect or inconsistency. Notwithstanding the foregoing, any fee letter may be amended solely by the parties thereto.

(f)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Loans established pursuant to Section 2.19 after the Closing Date that will be included in an existing Class of Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (l) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g)            Notwithstanding the foregoing, this Agreement may be amended, waived or otherwise modified with the written consent of the Required Revolving Facility Lenders, the Administrative Agent, Holdings and the Borrower with respect to the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans, Swingline Loans and Letters of Credit.

Section 9.09           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10           Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Agent Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12           Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13           Counterparts.

(a)            This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

(b)            The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent and the Collateral Agent are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or the Collateral Agent pursuant to procedures approved by it.

Section 9.14           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15           Jurisdiction; Consent to Service of Process.

(a)            Each of the Borrower, the Agents and the Lenders irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, each party hereto agrees that the Administrative Agent and the Collateral Agent each retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Security Document or as otherwise provided in the Guarantee Agreement.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16           Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings and any Subsidiary furnished to it by or on behalf of any Parent Entity, Holdings or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to any Parent Entity, the Borrower, Holdings or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates and to its and their respective Related Parties, auditors and leverage facility providers who need to know such information (so long as each such person shall have been instructed to keep the same confidential), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in insurance arrangements or Hedging Agreements or such contractual counterparty’s professional advisor (so long as such insurer contractual counterparty or professional advisor to such contractual counterparty agrees to keep the same confidential in accordance with this Section 9.16); provided that, in the case of clauses (E) and (F), no information may be provided by any Agent or any Lender to any Disqualified Lenders or any person who is known to be acting for a Disqualified Lender, (G) with the written consent of the Borrower and (H) on a confidential basis to (i) any rating agency in connection with rating the Borrower, Holdings or any Subsidiary or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder.

For the avoidance of doubt, nothing in this Section 9.16 shall prohibit any Lender, Issuing Bank or Agent from voluntarily disclosing or providing Information to any governmental, regulatory or self-regulatory organization (each, a “Regulatory Authority”) to the extent that any prohibition on disclosure would be prohibited by the laws or regulations applicable to that Regulatory Authority.

Section 9.17           Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or JPMCB in its capacity as a Joint Lead Arranger will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, Debtdomain or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, JPMCB in its capacity as a Joint Lead Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to Holdings or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” ANY PLATFORM PROVIDED IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Documentation Agent, any Joint Lead Arranger, any Joint Bookrunner or any of their respective Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems.

Section 9.18           Release of Liens and Guarantees.

(a)            The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Guarantee in accordance with clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.10 as in effect on the Closing Date (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)            In addition, the Lenders and the other Secured Parties hereby irrevocably agree that a Subsidiary Loan Party shall be automatically released from its Guarantee under the Guarantee Agreement upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary pursuant to a transaction permitted hereunder or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry); provided that in no event shall any Subsidiary Loan Party cease to constitute a Guarantor solely as a result of (i) such Guarantor ceasing to constitute a Wholly Owned Subsidiary after the Closing Date (unless either (I) (x) pursuant to a disposition permitted hereunder (1) for a bona fide business purpose to an unaffiliated person or (2) for a bona fide business purpose on terms that are not less favorable to Holdings and its Subsidiaries than arms’-length terms (each, as determined in good faith by Holdings) in connection with which such person ceases to constitute a “Subsidiary” and (y) immediately after giving effect to the applicable release, on a Pro Forma Basis, the Borrower shall be deemed to have made an Investment in the applicable Subsidiary in an amount equal to the portion of the fair market value (as determined in good faith by Holdings) of the Borrower’s retained ownership interest in such Subsidiary and such Investment shall be permitted under Section 6.04 or (II) such person otherwise constitutes an Excluded Subsidiary (other than solely on account of constituting a non-Wholly Owned Subsidiary) or (ii) such Guarantor ceasing to be organized in the United States except pursuant to a transaction permitted under Section 6.05(b). Notwithstanding the foregoing, no release of a Subsidiary Loan Party in accordance with Section 9.18(b) shall occur if (A) the primary purpose of such Subsidiary being designated as an Excluded Subsidiary is (1) to evade the collateral or guarantee requirements under the Loan Documents for such Subsidiary with no other justifiable business purpose, or (2) to raise (or to facilitate the raising of) capital for (or any parent of) Holdings or any of its Subsidiaries, (B) such Subsidiary guarantees or otherwise provides security or other credit support for any Material Indebtedness, Other First Lien Debt or any Junior Financing of Holdings or any of its Subsidiaries, (C) such Subsidiary owns or exclusively licenses (or owns or controls the Equity Interests of any Person that owns or exclusively licenses) any intellectual property or other assets (including liquor licenses) that are material to the business of Holdings and its Subsidiaries, taken as a whole, or (D) any Event of Default then exists or would result therefrom.

(c)            The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Loan Party or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to the Borrower all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’ expense in connection with the release of any Liens created by any Loan Document in respect of such Loan Party, property or asset; provided that the Administrative Agent and the Collateral Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent or Collateral Agent shall reasonably request. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by any Agent.

(d)            Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral under the Loan Documents and all obligations of the Borrower, Holdings and the Subsidiary Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release of its security interest in all Collateral granted to it pursuant to the Loan Documents (including returning to the Borrower all possessory collateral (including share certificates (if any)) held by it pursuant to the Loan Documents in respect of any Collateral so released), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any contingent indemnification obligations or expense reimbursement claims not then due; provided that the Administrative Agent and the Collateral Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent or the Collateral Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Holdings, the Borrower or any Subsidiary Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Holdings, the Borrower or any Subsidiary Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

Section 9.19           Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20           USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify’ and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.21           Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto. Each Loan Party agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party.

Section 9.22           No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.23           Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24           Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

RED ROBIN INTERNATIONAL, INC., as the Borrower

By:	/s/ Mark Graff
	Name:	Mark Graff
	Title:	President, Chief Financial Officer, and Treasurer

RED ROBIN GOURMET BURGERS, INC., as Holdings

By:	/s/ Mark Graff
	Name:	Mark Graff
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender, Initial Term Lender and Initial Revolving Facility Lender

By:	/s/ Kyle Zaback
	Name:	Kyle Zaback
	Title:	Authorized Officer

[Signature Page to Credit Agreement]

U.S. Bank National Association, as a Lender

By:	/s/ Jimmy Valdiviezo
	Name:	Jimmy Valdiviezo
	Title:	Vice President

[Signature Page to Credit Agreement]

TEXAS CAPITAL BANK, as a Lender

By:	/s/ Doug Best
	Name:	Doug Best
	Title:	Vice President

[Signature Page to Credit Agreement]

Woodforest National Bank, as a Lender

By:	/s/ Kyle Matson
	Name:	Kyle Matson
	Title:	Vice President

[Signature Page to Credit Agreement]